UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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TRANSMEDICS GROUP, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than Registrant)
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TransMedics

Proxy Statement

and Notice of Annual Meeting of Stockholders

TransMedics

Summit Aviation

2026

Message To Our Shareholders

TransMedics was founded with the mission to expand the utilization of available donor organs for transplantation while delivering the best possible clinical outcomes for our transplant patients. Today, our transformative OCSTM technology, comprehensive NOPTM clinical services, and integrated transplant logistics network have already fundamentally reshaped organ transplantation in the U.S. and we are expanding our operations to Europe and around the world – and we are just getting started.

Dear Fellow Shareholders:

2025 was another defining year for TransMedics. Our team completed over 5,100 U.S. OCS transplants, driving $605.5 million in total revenue, representing 37% year-over-year growth. We expanded OCS penetration in liver to 36% and heart to 18%, received full FDA IDE approval to initiate our ENHANCE heart and DENOVO lung clinical programs, and took our first steps in Europe with the launch of the first integrated organ transplantation network in Italy. Critically, for the third consecutive year, OCS was the engine of growth for the entire U.S. transplant market. As of 2025, overall U.S. liver, heart, and lung volumes are up 25% since 2022, a trend that would not have been possible without TransMedics. These results reflect the strength of our platform, our team, and our business model. We believe this foundation positions TransMedics to achieve even more success for our patients and for our shareholders.

Financially, 2025 marked our first full year of positive cash flow, generating $152 million for the year, a significant milestone that reflects our transition to a self-funding growth model. We also expanded operating margins to 18% in 2025, up from 8.5% in 2024, demonstrating operating leverage as revenue scales alongside disciplined cost management. These results give us the financial foundation to accelerate investment in our pipeline, our infrastructure, and our global expansion without compromising our path to sustained profitability.

We enter 2026 with significant momentum and a clear growth roadmap. Our ENHANCE Heart and DENOVO Lung programs are actively launching and are designed to further expand utilization of both DBD and DCD donors, growing overall heart and resurrecting the lung transplant markets. We are also investing in our disruptive OCS Generation 3.0 starting with our OCS Kidney platform, which we expect to catalyze growth well beyond our 10,000 U.S. NOP transplant goal in 2028 toward 20,000 cases by 2030. In parallel, we are developing our Gen-3.0 platform for liver, heart and lung, upgrading our existing systems to accelerate clinical adoption and scale while achieving better leverage on our product margins. Outside the U.S., we are actively expanding into Europe, beginning with the launch of our NOP program in Italy. European expansion has the potential to nearly double our transplant addressable market, and Italy is the first step in capturing that opportunity. Finally, we are exploring how TransMedics can play a more integrated national role in the U.S. transplant modernization initiative to maximize donor organ utilization at a national level.

The impact of our work is measurable in lives saved and transplants performed, but we remain driven by the opportunities in front of us. Tens of thousands of patients remain on transplant waiting lists in the U.S. alone, and we believe TransMedics is uniquely positioned to close that gap. To our shareholders: thank you for your continued trust and support our mission. To our clinical partners and our team: your commitment to patients is the foundation of everything we have built. We look forward to 2026 with confidence, and we remain deeply grateful for the opportunity to lead this work.

Sincerely,

Waleed Hassanein, M.D.

Founder, President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

Date and Time: Wednesday, May 20, 2026 8:00 A.M., Eastern Time	Location: www.virtualshareholdermeeting.com/TMDX2026	Record Date: March 25, 2026

Purposes of the Meeting

1.	To elect eight (8) directors, each to serve until the 2027 Annual Meeting of Shareholders;

2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers;

3.

To approve an amendment to the TransMedics Group, Inc. Amended and Restated 2019 Stock Incentive Plan (the “2019 Plan”) to increase the maximum aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2019 Plan by 2,750,000 shares and make certain other changes;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026; and

5.	To transact such other business as may properly come before the meeting or any adjournments and postponements thereof.

Voting

Whether you plan to attend the Annual Meeting or not, it is important that you cast your vote by remote communication at the Annual Meeting or by proxy. You may vote over the Internet, telephone or by mail. You are urged to vote in accordance with the instructions set forth in the Proxy Statement. We encourage you to vote by proxy so that your shares will be represented and voted at the Annual Meeting, whether or not you can attend. You will need the 16-digit control number included with the Notice, on your proxy card, or the instructions that accompany your proxy materials to attend the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to make our proxy materials available to all of our shareholders over the Internet. We will be able to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 10, 2026, we will commence sending the Notice of Internet Availability of Proxy Materials (the “Notice”) to all shareholders entitled to vote at the Annual Meeting. The Notice also provides instructions on how to vote online or vote by phone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The accompanying Proxy Statement and our 2025 Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which includes our audited financial statements, are also available for viewing, printing and downloading at http://investors.transmedics.com/ under the Investors/Financial Information page and at http://www.proxyvote.com.

By Order of the Board of Directors

Matthew Forsyth

Senior Vice President, General Counsel and Corporate Secretary

Andover, MA

April 10, 2026

TransMedics Group, Inc. 2026 Proxy Statement	i

Proxy Statement Summary

This Proxy Statement relates to the solicitation of proxies by the Board of Directors (“Board”) of TransMedics Group, Inc. (“TransMedics” or “Company”), for use at the 2026 Annual Meeting of Shareholders (“Annual Meeting”), and at any adjournment of that meeting. The Annual Meeting is scheduled to be held on May 20, 2026, at 8:00 A.M., Eastern Time, at www.virtualshareholdermeeting.com/TMDX2026. On or about April 10, 2026, we will commence sending the Notice of Internet Availability of Proxy Materials (the “Notice”) to all shareholders entitled to vote at the Annual Meeting.

References throughout the Proxy Statement to “TransMedics Group, Inc.”, “TransMedics”, “we”, “us”, “our”, or the “Company” refer to TransMedics Group, Inc., unless the context otherwise indicates.

Purposes of the Meeting

The purposes of the Annual Meeting are:

1.	To elect eight (8) directors, each to serve until the 2027 Annual Meeting of Shareholders;

2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers;

3.

To approve an amendment to the TransMedics Group, Inc. Amended and Restated 2019 Stock Incentive Plan (the “2019 Plan”) to increase the maximum aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2019 Plan by 2,750,000 shares and make certain other changes;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026; and

5.	To transact such other business as may properly come before the meeting or any adjournments and postponements thereof.

Shareholders Entitled to Vote at the Meeting

Our Board has established the close of business on March 25, 2026 as the “record date” for the Annual Meeting. This means that you are entitled to vote at the Annual Meeting (and any adjournments) if our records show that you owned our common stock at that time. As of this record date, 34,532,341 shares of our common stock, including 4,213 shares of restricted stock, were issued and outstanding, held by approximately 26 registered shareholders of record. Each issued and outstanding share of common stock as of the record date is entitled to one vote on each matter properly to come before the Annual Meeting and can be voted only if the record owner of that share, determined as of the record date, is present by remote communication at the Annual Meeting or represented by proxy. A list of shareholders entitled to vote will be available for examination during the Annual Meeting at www.virtualshareholdermeeting.com/TMDX2026.

Voting Shares That You Hold In Your Name

If you are a shareholder of record on the record date for the Annual Meeting, you may vote by proxy or you may attend the Annual Meeting and vote by remote communication at the meeting. If you do not attend the Annual Meeting, you may:

•

VOTE BY INTERNET — www.proxyvote.com. Use the Internet to transmit your voting instructions up until 11:59 P.M., Eastern Time, on May 19, 2026. Have the Notice in hand when you access the website. Follow the steps outlined on the secured website.

•

VOTE BY PHONE — Use a touch-tone phone by calling the toll-free number 1-800-690-6903 to transmit your voting instructions up until 11:59 P.M., Eastern Time, on May 19, 2026. Have the Notice in hand when you access the phone number. Follow the steps outlined on the phone line.

•

VOTE BY MAIL — If you requested and received a proxy card by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we will provide or mail it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TransMedics Group, Inc. 2026 Proxy Statement	1

Proxy Statement Summary

Virtual Meeting

Our Annual Meeting will be a virtual meeting, which will be conducted via live webcast. We believe hosting a virtual meeting will allow for greater shareholder attendance at the Annual Meeting by enabling shareholders who might not otherwise be able to travel to our physical meeting to attend online and participate from any location.

To participate in the Annual Meeting virtually via the Internet, please visit www.virtualshareholdermeeting.com/TMDX2026. You will need the 16-digit control number included on your Notice, your proxy card or the instructions that accompanied your proxy materials.

Instructions should also be provided on the voting instruction card provided by your bank or brokerage firm. If you do not have your 16-digit control number and choose to attend the meeting online, you will be able to listen to the meeting only, however, and you will not be able to vote or submit questions during the meeting.

Attending the Annual Meeting

The Annual Meeting will be held entirely online at www.virtualshareholdermeeting.com/TMDX2026. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of common stock ownership, are posted at www.virtualshareholdermeeting.com/TMDX2026.

•	Questions regarding how to attend and participate via the Internet will be answered by calling 1-800-690-6903 on the day before the Annual Meeting and the day of the Annual Meeting.

•	Please have your 16-digit control number to enter the Annual Meeting.

•	Shareholders may submit questions while attending the Annual Meeting via the Internet.

•	The Annual Meeting webcast will begin promptly at 8:00 A.M., Eastern Time.

•	We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:30 A.M., Eastern Time, and you should allow ample time for the check-in procedures.

Webcast replay of the Annual Meeting will be available until the sooner of May 20, 2027 or the date of the 2027 Annual Meeting of Shareholders.

Technical Assistance for the Virtual Access to the Annual Meeting

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting website. If you encounter any difficulties accessing the Annual Meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.

Voting Shares That You Hold in Brokerage or Similar Accounts

Many shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered a beneficial owner, not a record owner, and you therefore have no direct vote on any matter to come before the Annual Meeting. Your broker, bank or nominee will send you voting instructions for you to use in directing the broker, bank or nominee in how to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions via the telephone or the Internet.

A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote the shares on a proposal because the broker, bank or other nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers, banks or other nominees who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. Although the determination of whether a broker, bank or other nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the

2	TransMedics Group, Inc. 2026 Proxy Statement

Proxy Statement Summary

Securities and Exchange Commission (“SEC”), we expect that the proposal on ratification of the appointment of our independent registered public accounting firm (Proposal 4) will be a routine matter and that the election of each nominee for director (Proposal 1), the proposal on an advisory vote on executive compensation (Proposal 2), and the proposal on the vote to amend the 2019 Plan (Proposal 3) will be non-routine matters. Accordingly, if you hold your shares through a broker, bank or other nominee and you do not timely provide your broker, bank or other nominee with specific instructions on how to vote your shares, your broker, bank or other nominee would not be authorized to cast a vote on your behalf on Proposal 1 (election of each nominee for director), Proposal 2 (advisory vote on executive compensation) or Proposal 3 (amendment to the 2019 Plan), but would be authorized to cast a vote on your behalf, in its discretion, on Proposal 4 (ratification of the appointment of PricewaterhouseCoopers LLP). In such cases, a “broker non-vote” may be entered with respect to your shares on Proposal 1, Proposal 2 and Proposal 3 to reflect that your broker was present with respect to your shares at the meeting but was not exercising voting rights on your behalf with respect to those shares. Broker non-votes and abstentions will have no effect on the outcome of each proposal. Brokers, banks and other nominees generally have discretionary authority to vote on the ratification of the appointment of an independent registered public accounting firm (Proposal 4); thus, we do not expect any broker non-votes on this matter.

Your Voting Options on Each of the Proposals

You may vote “for”, “against” or “abstain” with respect to the election of each nominee for director (Proposal 1).

You may vote “for,” “against” or “abstain” with respect to the proposal on the compensation of our named executive officers (Proposal 2).

You may vote “for,” “against” or “abstain” with respect to the proposal on the amendment to the 2019 Plan (Proposal 3).

You may vote “for,” “against” or “abstain” with respect to the proposal on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026 (Proposal 4).

If any other matter is presented at the Annual Meeting, your proxy provides that your shares will be voted by the proxy holder named in the proxy card in accordance with his or her best judgment. At the time this Proxy Statement was first made available, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

Our Board’s Voting Recommendations

Our Board recommends that you vote:

•	FOR the election as director of each of the eight (8) individuals named as its nominees in this Proxy Statement (Proposal 1);

•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers (Proposal 2);

•	FOR the approval of the amendment to the 2019 Plan (Proposal 3); and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026 (Proposal 4).

If any other matter is properly brought before the Annual Meeting, the Company — through the individual named in the proxy and acting as the “proxy holder,” or his or her designee, and pursuant to the blanket authorization granted under the proxy — will vote your shares on that matter in accordance with the discretion and judgment of the proxy holder.

It is very important that your shares be represented and voted whether or not you plan to attend the Annual Meeting.

Required Votes to Approve Each Proposal

As a shareholder, you are entitled to cast one vote per share for each of the eight (8) nominees for election as directors at the Annual Meeting, but you may not cumulate your votes (in other words, you may not cast votes representing eight times

TransMedics Group, Inc. 2026 Proxy Statement	3

Proxy Statement Summary

the number of your shares entitled to vote in favor of a single nominee). A majority of the votes properly cast for election of a director will effect such election. However, in the event that shareholders are to select among several alternative nominees in an election of directors (such as when there are more nominees than directorships), directors will be elected from among the nominees based on those directors receiving the most “for” votes until all board seats are filled. A properly returned proxy indicating “abstain” with respect to the election of one or more directors will not be counted as a vote cast with respect to the director or directors indicated. “Broker non-votes” will not be counted as votes cast on the proposal and will have no effect on the election of directors.

A majority of the votes properly cast at the meeting will approve: (i) the proposal to amend the 2019 Plan, (ii) the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026; and (iii) all other matters that arise at the Annual Meeting.

Please note, however, that because the vote on the ratification of PricewaterhouseCoopers LLP is a non-binding advisory vote, the results of such vote will not be binding upon our Board or its committees.

No vote is required for approval of the compensation of our named executive officers, as this is a non-binding advisory vote. Our Board and its committees value the opinions of our shareholders and will consider the result of this vote in making future decisions relating to executive compensation arrangements.

Quorum

Massachusetts law provides that any shareholder action at a meeting requires that a quorum exist with respect to that meeting. Once a share is represented for any purpose at a meeting, it is deemed by Massachusetts law to be present for quorum purposes for the remainder of the meeting and (unless the shareholder attends solely to object to lack of notice, defective notice or the conduct of the meeting on other grounds, or a new record date is or must be set for any such adjournment) any adjournment of that meeting.

A majority of the shares of common stock entitled to vote at the Annual Meeting, present by remote communication at the meeting or by proxy, will constitute a quorum for all purposes at the meeting. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Shares held of record by shareholders who (by remote communication at the meeting or by proxy) abstain from voting on any or all proposals (and shares represented by “broker non-votes,” described above under “Voting Shares That You Hold in Brokerage or Similar Accounts”) will be included in the number of shares present at the meeting for purposes of determining the presence of a quorum. However, abstentions and “broker non-votes” as to any proposal will not be considered to be votes that have been “cast” on that proposal and therefore will not affect the outcome of the vote on any proposals described by this Proxy Statement.

Voting on Possible Other Matters

We are not aware that any person intends to propose that any matter, other than the four numbered proposals specifically described by this Proxy Statement, be presented for consideration or action by our shareholders at the Annual Meeting. If any such other matter should properly come before the meeting, however, favorable action on such matter would generally require the votes cast favoring the matter exceeding the votes opposing the matter to constitute favorable action on the matter, unless our Articles of Organization or Bylaws or applicable law require otherwise. If you vote by proxy, you will be granting the proxy holder authority to vote your shares on any such other matter in accordance with his discretion and judgment.

Revocation of Proxies or Voting Instructions

A shareholder of record who has delivered a proxy card in response to this solicitation may revoke it before it is exercised at the Annual Meeting by executing and delivering a timely and valid later-dated proxy, by a timely and valid later Internet or telephone vote, by voting by remote communication at the meeting or by giving written notice to the Corporate Secretary. Attendance at the Annual Meeting online will not have the effect of revoking a proxy unless a shareholder gives

4	TransMedics Group, Inc. 2026 Proxy Statement

Proxy Statement Summary

proper written notice of revocation to the Corporate Secretary before the proxy is exercised or the shareholder votes by remote communication at the meeting. Beneficial owners who have directed their broker, bank or nominee as to how to vote their shares should contact their broker, bank or nominee for instructions as to how they may revoke or change those voting directions.

Solicitation of Proxies

Our Board is making this solicitation of proxies for the Annual Meeting. We will bear all costs of such solicitation, including the cost of preparing and distributing this Proxy Statement and the enclosed form of proxy and including the cost of hosting the virtual meeting. After the initial distribution of this Proxy Statement, proxies may be solicited by mail, telephone, or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held by them for the accounts of beneficial owners, and we will pay their reasonable out-of-pocket expenses.

TransMedics Group, Inc. 2026 Proxy Statement	5

Proposal 1 Election of Directors

Our Board currently consists of eight (8) directors. In accordance with the terms of our restated articles of organization (“Articles of Organization”) and second amended and restated bylaws (“Bylaws”), all of our directors serve for one-year terms and are elected annually. We are nominating the eight (8) current directors listed below for re-election. If re-elected, each of these eight (8) nominees will serve on our Board until the 2027 annual meeting of shareholders (“2027 Annual Meeting of Shareholders”), or until his or her successor is duly elected and qualified in accordance with our Articles of Organization and Bylaws, or his or her earlier death, resignation or removal.

Below is certain information concerning our Board’s nominees for election at the 2026 Annual Meeting. The biographies of each of the nominees below contain information regarding the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and our Board to determine that the person should be re-elected as a director of the Company.

Following the director biographies is information concerning our corporate governance structure, including descriptions of the standing committees of our Board, namely our Audit Committee (“Audit Committee”), Compensation Committee (“Compensation Committee”) and Nominating and Corporate Governance Committee (“Nominating and Corporate Governance Committee”). The directors serving on each committee are listed in the descriptions below. Our directors may also serve on other committees of our Board and the board of directors of the Company’s subsidiaries that are not required to be described by this Proxy Statement and which are therefore not identified in the information below.

Elsewhere in this Proxy Statement you will find information concerning the number of shares of our common stock that are beneficially owned by each of our directors (see “Security Ownership of Certain Beneficial Owners and Management”) and information regarding the compensation of our directors (see “Non-Employee Director Compensation”). We urge you to review all of this information when deciding how to vote on Proposal 1.

Our Board recommends that you vote FOR all eight (8) of the nominees named below.

The following persons have been nominated for election to our Board:

Name	Year First Elected as Director	Position

Waleed H. Hassanein, M.D.	1998	President and Chief Executive Officer; Director

James R. Tobin	2011	Director; Chairperson of the Board

Edward M. Basile	2016	Director; Chairperson of the Nominating and Corporate Governance Committee

Thomas J. Gunderson	2016	Director; Chairperson of the Compensation Committee

Edwin M. Kania, Jr.	2003	Director

Stephanie Lovell	2021	Director

Merilee Raines	2021	Director; Chairperson of the Audit Committee

David Weill, M.D.	2019	Director

6	TransMedics Group, Inc. 2026 Proxy Statement

Proposal 1 Election of Directors

Waleed H. Hassanein, M.D.	Director since: August 1998

Waleed H. Hassanein, M.D., age 57, our founder, has served as our President and Chief Executive Officer and as a member of our Board since August 1998. Prior to founding TransMedics, Inc., Dr. Hassanein completed a three-year cardiac surgery research fellowship at West Roxbury VA Medical Center and Brigham and Women’s Hospital, a Harvard Medical School affiliate. Prior to his research fellowship, Dr. Hassanein completed two years of general surgery residency at Georgetown University Medical Center. Dr. Hassanein received a M.D. degree from Georgetown University in 1993. Prior to transferring to Georgetown University, Dr. Hassanein attended Cairo University School of Medicine from 1985 to 1989, and holds a General Certificate of Education from the University of London. We believe that Dr. Hassanein is qualified to serve on our Board because of his extensive experience in the medical field and his extensive knowledge of our Company based on his role as founder and President and Chief Executive Officer.

James R. Tobin	Director since: July 2011

James R. Tobin, age 81, has served as Chairperson of our Board since July 2011. Mr. Tobin is the retired President and CEO of Boston Scientific Corporation, a medical device company, where he served from 1999 to 2009. Prior to Boston Scientific, Mr. Tobin was the President and CEO of Biogen Inc., and, from 1994 to 1997, its President and Chief Operating Officer. Before Biogen, Mr. Tobin spent 22 years with Baxter International Inc., rising from Financial Analyst to President and Chief Operating Officer. Mr. Tobin currently serves as a director of Globus Medical Inc., a public company, for which he serves as lead director, Lyra Therapeutics, a public company, and Xenter, Inc., a private company. Mr. Tobin has also previously served on the boards of Impulse Dynamics, from 2021 to 2023, and Oxford Immunotec, Inc., from 2014 to 2021, among others. Mr. Tobin received a Bachelor’s Degree from Harvard College and an MBA from Harvard Business School. Mr. Tobin also served as Lieutenant in the U.S. Navy. We believe that Mr. Tobin is qualified to serve on our Board because of his decades of experience as President and Chief Executive Officer or Chief Operating Officer of three large biotechnology and medical device companies.

Edward M. Basile	Director since: February 2016

Edward M. Basile, age 78, has served as a member of our Board since February 2016. He is currently retired. During his 25-year tenure with the law firm King & Spalding LLP, Mr. Basile served as Chair of the firm’s FDA and Life Sciences Practice and on the firm’s Policy and Compensation Committees. Mr. Basile’s law practice included representing large, medium and small medical device, pharmaceutical, and biotechnology companies before the U.S. Food and Drug Administration. Mr. Basile also served in the Chief Counsel’s Office of FDA as Associate Chief Counsel for Drugs & Biologics and Associate Chief Counsel for Enforcement from 1975 to 1985. Mr. Basile received a Bachelor’s Degree in mechanical engineering from Lafayette College and a J.D. from George Washington University Law School. We believe that Mr. Basile is qualified to serve on our Board because of his decades of experience representing medical device, pharmaceutical and biotechnology companies.

TransMedics Group, Inc. 2026 Proxy Statement	7

Proposal 1 Election of Directors

Thomas J. Gunderson	Director since: August 2016

Thomas J. Gunderson, age 75, has served as a member of our Board since August 2016. Mr. Gunderson has served as Chair of the Board of Directors at the Minneapolis Heart Institute Foundation from 2015 to 2020 and 2024 to present, as Executive in Residence at the University of Minnesota’s Medical Industry Leadership Institute from 2016 to present, as a member of the Board of Directors of Merit Medical Systems, Inc. from 2017 to present, as a member of American Heart Association Science and Technology Accelerator Committee from 2015 to 2017 and as managing director and senior research analyst at Piper Jaffray (with a focus on medical technology companies) from 1992 to 2016. We believe that Mr. Gunderson is qualified to serve on our Board because of his more than 25 years of substantive experience in the medical device industry, his seasoned perspective on the challenges, trends and opportunities of publicly-traded medical device manufacturers, and understanding of our competitive position within its industry, as well as his strong background in financial and economic analysis and valuable insights regarding business development and acquisition opportunities.

Edwin M. Kania, Jr.	Director since: December 2003

Edwin M. Kania, Jr., age 68, has served as a member of our Board since December 2003. Mr. Kania is the managing partner of FarField Partners, a personal venture capital investment and advisory firm. Previously, Mr. Kania was co-founder of Flagship Pioneering and served as the firm’s initial chairman between 2001 and 2014, formally retiring in late 2018. He was also managing partner of the predecessor OneLiberty Funds that were an early lead investor in our Company. During Mr. Kania’s 40+ years in the venture capital industry, he has served on the boards of numerous privately and publicly held companies. Mr. Kania received a Bachelor’s Degree in physics from Dartmouth College and an MBA from Harvard Business School. We believe that Mr. Kania is qualified to serve on our Board because of his significant experience investing in and then serving as a board member of numerous life science companies, including several that have emerged as significant revenue businesses.

Stephanie Lovell	Director since: March 2021

Stephanie Lovell, age 66, has served as a member of our Board since March 2021. Ms. Lovell served as the Executive Vice President, Medicare and Chief Legal Officer for Blue Cross Blue Shield of Massachusetts, Inc. (“BCBSMA”) from July 2015 to December 2021. Ms. Lovell previously served as the Senior Vice President and General Counsel of BCBSMA from December 2011 to July 2015. Prior to BCBSMA, Ms. Lovell was the Senior Vice President of Administration and General Counsel for Boston Medical Center from March 2007 to December 2011. She also previously served as the First Assistant Attorney General in the Massachusetts Office of the Attorney General and as the Executive Director for the Massachusetts State Ethics Commission. Ms. Lovell currently serves as a director of Accompany Health, a private company, and Devoted Health Group, Inc., also a private company. Ms. Lovell previously served as a director of Cyclerion Therapeutics, Inc. and The Partnership Inc., each until her resignation in 2023. Ms. Lovell also served as a director of the New England Law Foundation and as a trustee of the Massachusetts Taxpayers Foundation, each until her resignation in 2021. She also is a member of the investment committee of Goodwill Industries of Massachusetts. Ms. Lovell received a Bachelor’s Degree in philosophy from Hamilton College and a J.D. from Boston University School of Law. We believe that Ms. Lovell is qualified to serve on our Board because of her experience in the healthcare payer and reimbursement markets, as well as government and regulatory affairs.

8	TransMedics Group, Inc. 2026 Proxy Statement

Proposal 1 Election of Directors

Merilee Raines	Director since: January 2021

Merilee Raines, age 70, has served as a member of our Board since January 2021. Ms. Raines served as Chief Financial Officer of IDEXX Laboratories, Inc. from October 2003 until her retirement in May 2013. Prior to becoming Chief Financial Officer, Ms. Raines held several management positions with IDEXX Laboratories, including Corporate Vice President of Finance, Vice President and Treasurer of Finance, Director of Finance, and Controller. IDEXX Laboratories develops, manufactures, and distributes diagnostic and information technology-based products and services primarily for companion animals, livestock, poultry, water quality and food safety, and human point of care diagnostics. Ms. Raines has served on the board of directors of Watts Water Technologies, Inc. since 2011, and serves on its audit committee and nominating and corporate governance committee. Ms. Raines has served on the board of directors of Ocular Therapeutics, Inc. since September 2021 and serves on its audit committee. Ms. Raines previously served on the board of directors of Benchmark Electronics, Inc., from 2018 until 2021. Ms. Raines has also served on the boards of directors of several private companies, including Excelitas Technologies Corporation since 2018 and previously Dead River Company from 2018 until 2021. Ms. Raines received a Bachelor’s Degree in mathematics from Bowdoin College and an MBA from the University of Chicago. We believe that Ms. Raines is qualified to serve on our Board because of her extensive financial expertise and experience as an executive and director of public companies.

David Weill, M.D.	Director since: April 2019

David Weill, M.D., age 62, has served as a member of our Board since April 2019. Dr Weill has served since 2016 as Principal of the Weill Consulting Group, a biomedical consulting group focusing on organ transplantation and lung disease. Dr. Weill has been involved in the transplant and advanced lung disease fields for over 20 years, directing clinical programs and providing care to those afflicted with significant lung diseases. Dr. Weill served as Director of the Lung and Heart-Lung Transplant Program at Stanford University Medical Center from 2005 until 2016 and is the former Director of the Stanford Center for Advanced Lung Diseases. Dr. Weill received a Bachelor of Arts Degree from Tulane University and a M.D. degree from Tulane University Medical School. He completed his Internship and Residency in Internal Medicine at Parkland Hospital, University of Texas Southwestern and his Fellowship in Pulmonary and Critical Care Medicine and Lung Transplantation at the University of Colorado at Denver and Health Sciences Center. We believe that Dr. Weill is qualified to serve on our Board because of his experience at a major medical research institute and his expertise in organ transplantation and pulmonary disease.

Board Leadership Structure

Our Board is currently led by its Chairperson, Mr. Tobin. Our Board recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the Company continues to grow. We separate the roles of Chief Executive Officer and Chairperson of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairperson provides guidance to the Chief Executive Officer and presides over meetings of the Board. We believe this separation of responsibilities provides a balanced approach to managing our Board and overseeing the Company.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

TransMedics Group, Inc. 2026 Proxy Statement	9

Proposal 1 Election of Directors

Director Independence

Our Board currently consists of eight (8) members. Our Board has determined that seven (7) of those members, Mr. Tobin, Mr. Basile, Mr. Gunderson, Mr. Kania, Ms. Lovell, Ms. Raines and Dr. Weill, are independent directors in accordance with the listing requirements of the Nasdaq Stock Market (“Nasdaq”). Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent and that director nominees be selected or recommended for the board’s selection by independent directors constituting a majority of the independent directors or by a nominating and corporate governance committee comprised solely of independent directors. Under the rules of Nasdaq, a director will only qualify as “independent” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that such person is “independent” as defined by the applicable rules of Nasdaq and the Securities Exchange Act of 1934 (“Exchange Act”).

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that each of our directors, with the exception of Dr. Hassanein, is an “independent director” as defined under applicable rules of Nasdaq, including, in the case of all the members of our Audit Committee, the independence criteria set forth in Rule 10A-3 under the Exchange Act, and in the case of all the members of our Compensation Committee, the independence criteria set forth in Rule 10C-1 under the Exchange Act. In making such determination, our Board considered the relationships that each such non-employee director has with our Company and all other facts and circumstances that our Board deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director. Dr. Hassanein is not an independent director under these rules because he is our President and Chief Executive Officer.

Role of Board in Risk Oversight Process

Our Board is responsible for general oversight of risks and regular review of information regarding risks that we face, including credit risks, liquidity risks and operational risks. Our Board has an active role in overseeing the management of risks that we face, including through its committees.

•

Our Audit Committee is responsible for overseeing the management of risks including credit risk, liquidity risk, operational risk, general financial risk, risks related to information security, cyber security, privacy and data protection and the Company’s risk assessment and risk management policies. The Audit Committee oversees the engagement of the Company’s independent registered public accounting firm as well as the Company’s internal audit function and financial reporting processes, including by meeting in executive session with representatives of our independent auditors and the head of our internal audit function. In addition, the Audit Committee and the Board are briefed periodically on cybersecurity risks and with respect to any potentially material cyber security incidents.

•

Our Compensation Committee is responsible for overseeing the management of risks associated with our compensation policies and practices. The Compensation Committee reviews and establishes the Company’s overall compensation strategy and reviews and approves corporate goals and objectives relevant to the compensation of executive officers. In particular, the Compensation reviews the Company’s compensation policies and practices to determine whether they encourage excessive risk-taking, and it reviews and discusses at least annually the relationship between risk management policies and practices and compensation, and the Compensation Committee evaluates compensation policies and practices that could mitigate any such risk.

•

Our Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with potential conflicts of interest and significant issues of corporate social responsibility. The Nominating and Corporate Governance Committee considers and reports to the Board any possible conflicts of interest of Board members, and reviews the Company’s policies and practices with respect to significant issues of corporate social responsibility.

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Proposal 1 Election of Directors

Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through discussions from committee members about such risks, including a report to our full Board from the chairperson of each committee following committee meetings. Our Board believes its administration of its risk oversight function has not negatively affected our Board’s leadership structure.

Committees and Attendance

Our Board held four (4) meetings during 2025. During that time, no member of our Board attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board (held during the period for which he or she was a director) and (ii) the total number of meetings held by all committees of our Board on which he or she served (held during the period that such director served).

In addition to regular meetings of our Board, the Company’s non-management directors meet in executive sessions without management participation.

Our Board has established three standing committees — Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee — each of which operates under a charter that has been approved by our Board. The charters for each committee are available under the Investors/Corporate Governance page on our website at www.transmedics.com.

TransMedics Group, Inc. 2026 Proxy Statement	11

Proposal 1 Election of Directors

Audit Committee

Our Board has determined that each member of the Audit Committee satisfies the independence standards for audit committee purposes as that term is defined by the applicable rules of Nasdaq and the Exchange Act, and that each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our Board has also determined that each of Mr. Kania, Ms. Raines and Mr. Gunderson is an “audit committee financial expert,” as defined under Item 407 of Regulation S-K.

Meetings in 2025: 6 Members: Ms. Raines (Chair) Mr. Basile Mr. Gunderson Mr. Kania

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm, and pre-approving all audit and permitted non-audit services to be performed by our independent registered public accounting firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures, including earnings releases;

•	reviewing and discussing with management and our independent registered public accounting firm any material issues regarding accounting principles and financial statement presentations;

•	coordinating our Board’s oversight of our internal control over financial reporting, disclosure controls and procedures, code of business conduct and ethics, procedures for complaints and legal and regulatory matters, and granting waivers of our code of business conduct and ethics;
•	discussing our risk management policies with management;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving any related person transactions;

•	overseeing our guidelines and policies governing risk assessment and risk management;

•	overseeing the integrity of our information technology systems, process and data;

•	preparing the Audit Committee report required by SEC rules;

•	reviewing and assessing, at least annually, the adequacy of the Audit Committee’s charter; and

•	performing, at least annually, an evaluation of the performance of the Audit Committee.

All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee. During the fiscal year ended December 31, 2025, the Audit Committee met six (6) times. The report of the Audit Committee is included in this Proxy Statement under “Report of the Audit Committee.”

12	TransMedics Group, Inc. 2026 Proxy Statement

Proposal 1 Election of Directors

Compensation Committee

Our Board has determined that each member of the Compensation Committee satisfies the independence standards of the applicable rules of the Nasdaq Stock Market and Rule 10C-1 of the Exchange Act and are “non-employee directors” as defined in Section 16b-3 of the Exchange Act. The Compensation Committee may delegate any of the responsibilities of the full committee to subcommittees and may delegate such responsibilities of the full committee to executive officers of the Company and other persons as may be permitted by applicable laws, rules or regulations and in accordance with the listing standards set forth by Nasdaq.

Meetings in 2025: 5 Members: Mr. Gunderson (Chair) Ms. Lovell Ms. Raines Dr. Weill

Our Compensation Committee’s responsibilities include:

•	assisting our Board in developing and reviewing potential candidates for executive positions;

•	reviewing our overall compensation strategy, including base salary, incentive compensation and equity-based grants;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and our other executive officers;

•	recommending to our Board the compensation of our chief executive officer and other executive officers;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	overseeing and administering our cash and equity incentive plans;

•	administer the Company’s recoupment of incentive compensation policies and make recommendations to the Board about amendments to such policies and the adoption of any new policies;

•	reviewing, considering and selecting, to the extent determined to be advisable, a peer group of appropriate companies for purposing of benchmarking and analysis of compensation for our executive officers and directors;

•	reviewing and approving all employment contracts and other compensation, severance and change-in-control arrangements for our executive officers;

•	recommending to our Board any stock ownership guidelines for our executive officers and non-employee directors;

•	retaining, appointing or obtaining advice of a compensation consultant, legal counsel or other advisor, and determining the compensation and independence of such consultant or advisor;

•	preparing, if required, the compensation committee report on executive compensation for inclusion in our annual proxy statement in accordance with the proxy rules, including reviewing and discussing with management the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K and, based on such review and discussion, recommending to the Board its inclusion in our annual proxy statement;

•	monitoring our compliance with the requirements of Sarbanes-Oxley relating to loans to directors and officers;

•	overseeing our compliance with applicable SEC rules regarding shareholder approval of certain executive compensation matters;

•	reviewing the risks associated with our compensation policies and practices;

•	reviewing and assessing, at least annually, the adequacy of the Compensation Committee’s charter; and

•	performing, on an annual basis, an evaluation of the performance of the Compensation Committee.

During the fiscal year ended December 31, 2025, the Compensation Committee met five (5) times.

TransMedics Group, Inc. 2026 Proxy Statement	13

Proposal 1 Election of Directors

Compensation Consultant

The Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant.

As the Compensation Committee’s independent compensation consultant, Pearl Meyer provides, analysis and recommendations to the Compensation Committee regarding:

•	trends and emerging topics with respect to executive compensation;

•	peer group selection for executive compensation comparisons;

•	compensation programs for executives, directors, and our employees generally; and

•	stock utilization and related metrics.

When requested, Pearl Meyer consultants attend meetings of the Compensation Committee, including executive sessions in which executive compensation-related matters are discussed without the presence of management. Pearl Meyer at all times reported to the Compensation Committee and not to management, although Pearl Meyer met with management for purposes of gathering information for its analyses and recommendations.

In determining to engage Pearl Meyer, the Compensation Committee considered the independence of Pearl Meyer, taking into consideration relevant factors, including the absence of other services provided to the Company by Pearl Meyer, as applicable, the amount of fees the Company paid to Pearl Meyer, as applicable, as a percentage of their total revenue, the policies and procedures of Pearl Meyer that are designed to prevent conflicts of interest, any business or personal relationship of the individual compensation advisors employed by Pearl Meyer with any executive officer of the Company, any business or personal relationship the individual compensation advisors employed by Pearl Meyer have with any member of the Compensation Committee, and any stock of the Company owned by Pearl Meyer or the individual compensation advisors employed by them. The Compensation Committee has determined, based on its analysis and in light of all relevant factors, including the factors listed above, that the work of Pearl Meyer and the individual compensation advisors employed by them as compensation consultants to the Compensation Committee has not created any conflicts of interest, and that Pearl Meyer is independent pursuant to the independence standards set forth in the Nasdaq listing standards promulgated pursuant to Section 10C of the Exchange Act.

14	TransMedics Group, Inc. 2026 Proxy Statement

Proposal 1 Election of Directors

Nominating and Corporate Governance Committee

Our Board has determined that each member of the Nominating and Corporate Governance Committee satisfies the independence standards of the applicable rules of the Nasdaq Stock Market.

Meetings in 2025: 4 Members: Mr. Basile (Chair) Ms. Lovell Mr. Tobin Dr. Weill

Our Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of our Board consistent with criteria approved by the Board and receiving nominations for such qualified individuals;

•	recommending to our Board the persons to be nominated for election as directors and to each committee of the Board;

•	establishing a policy under which our shareholders may recommend a candidate to the Nominating and Corporate Governance Committee for consideration for nomination as a director;

•	reviewing and recommending committee slates on an annual basis;

•	recommending to our Board qualified candidates to fill vacancies on our Board;

•	developing and recommending to our Board a set of corporate governance principals applicable to us and reviewing the principles on at least an annual basis;

•	reviewing and making recommendations to our Board with respect to our board leadership structure and board committee structure;

•	reviewing, in concert with our Board, our policies and practices with respect to significant issues of corporate social responsibility (including diversity and inclusion and community involvement) and environmental sustainability and periodically review the Company’s public disclosures with respect to such matters;

•	making recommendations to our Board processes for annual evaluations of the performance of our Board, our chief executive officer and committees of our Board;

•	overseeing the process for annual evaluations of our Board, chief executive officer and committees of our Board and certifying that performance of our chief executive officer and other members of executive management is being properly evaluated;

•	considering and reporting to our Board any questions of possible conflicts of interest of members of our Board;

•	providing new director orientation and continuing education for existing directors on a periodic basis;

•	overseeing the maintenance and presentation to our Board of management’s plans for succession to senior management positions in the Company;

•	reviewing and assessing, at least annually, the adequacy of the Nominating and Corporate Governance Committee’s charter; and

•	performing, on an annual basis, an evaluation of the performance of the Nominating and Corporate Governance Committee.

During the fiscal year ended December 31, 2025, the Nominating and Corporate Governance Committee met four (4) times.

Global Code of Business Conduct and Ethics

We have adopted a written Global Code of Business Conduct and Ethics (“Code of Conduct”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Conduct is available under the Investors/Corporate Governance page of our website, www.transmedics.com. In addition, we will post on our website all other disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Conduct.

TransMedics Group, Inc. 2026 Proxy Statement	15

Proposal 1 Election of Directors

Our Corporate Governance guidelines are available under the Investors/Corporate Governance page of our website, www.transmedics.com.

Director Nomination Process and Board Diversity

In selecting new Board members, our Nominating and Corporate Governance Committee gives weight to diversity, including diversity of professional experience, geography, and educational background. Our Nominating and Corporate Governance Committee does not have a policy (formal or informal) with respect to diversity, but the Committee takes into consideration each candidate’s ability, judgment and experience and the overall diversity and composition of our Board when recommending director nominees. We value the many kinds of diversity reflected in our director nominees.

Diversity is an important consideration in our director nomination process, and our Board believes that a board reflecting broad diversity contributes substantially to the oversight, advice and guidance it provides to the Company. Of our eight directors, two are female, resulting in our Board being 25% gender diverse. These two female directors, one of whom is Chairperson of our Audit Committee, have made substantial contributions to the workings of our Board. While diversity continues to be an important consideration in our director nomination process, the Board does not believe it is a strategic imperative to add another gender diverse director or any director to our Board at this time.

Our Board has nominated Edward Basile, the Chairperson of our Nominating and Corporate Governance Committee, as a director again this year. See Proposal No. 1 Election of Directors. The Board recommends the Company’s stockholders vote “FOR” the re-election of Mr. Basile.

The Nominating and Corporate Governance Committee has adopted a written policy regarding director nominations by shareholders, and the Nominating and Corporate Governance Committee will consider candidates recommended by a shareholder if made in accordance with our policy. Such nomination information should be submitted in writing to: TransMedics Group, Inc., 200 Minuteman Road, Suite 302, Andover, MA 01810, Attention: Corporate Secretary. Such nomination should provide the following information with respect to any director candidates: (i) all information relating to such candidate that would be required to be disclosed in solicitations of proxies for the election of such candidate as a director pursuant to Regulation 14A under the Exchange Act, (ii) such candidate’s written consent to be named as a nominee in the Company’s proxy statement, proxy card, or ballot, if the Board approves such inclusion, and to serve as a director if elected, (iii) a description of all direct and indirect compensation, reimbursement, indemnification and other material arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such shareholder and any Shareholder Associated Person (as defined in the Company’s Bylaws), on the one hand, and the candidate, and his or her respective affiliates or associates, on the other hand, (iv) a written statement, signed by the candidate, agreeing to complete, upon request, questionnaire(s) customary for the Company’s directors and to make available to the Nominating and Corporate Governance Committee all information reasonably requested by the Nominating and Corporate Governance Committee in connection with the Nominating and Corporate Governance Committee’s consideration of the candidate, and (v) a description of the candidate’s qualifications as a director, including consideration for the Board membership criteria as set forth in the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareholders on the same basis as candidates recommended by other sources, including evaluating the candidate against the standard and qualifications set out in the Company’s Corporate Governance Guidelines and assessing a candidate’s experience in the context of the current composition of the Board.

Shareholders also have the right under our Bylaws to directly nominate director candidates for election at an annual meeting of shareholders, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board, by submitting to the Company as to each nominee that the shareholder proposes for election or re-election as a director (i) all information relating to such nominee that would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Exchange Act and such nominee’s written consent (I) to be named as a nominee in the Company’s proxy statement, proxy card, and/or ballot, if the Board approves such inclusion, and (II) to serve as a director if elected, and (ii) a description of all direct and indirect compensation, reimbursement, indemnification and other material arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such shareholder and any Shareholder Associated Person, on the one hand, and the proposed nominee, and his or her respective affiliates or associates, on the other hand. Any such nomination must be made by a shareholder of record of the Company at the time

16	TransMedics Group, Inc. 2026 Proxy Statement

Proposal 1 Election of Directors

of making such nomination and meet such other requirements as are set forth in the Company’s Bylaws. Additionally, any shareholder that intends to solicit proxies in support of a director nominee other than our Board’s nominees also must comply with Rule 14a-19 under the Exchange Act.

Communication with Directors

Any shareholder or other interested parties desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to the Board of Directors, TransMedics Group, Inc., 200 Minuteman Road, Suite 302, Andover, MA 01810, Attention: Corporate Secretary. All such letters will be promptly forwarded to the appropriate members of our Board or individual directors, as applicable, by the Corporate Secretary. The mailing envelope should contain a clear notation that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should clearly state whether the intended recipients are all members of our Board or certain specified individual directors.

Director Attendance at Annual Meeting

While we do not have a formal policy regarding director attendance at the Annual Meeting, we expect our Board members to prepare for, attend and participate in all Board and applicable committee meetings, including by means of remote communication. Each of our directors attended our 2025 Annual Meeting.

Non-Employee Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our Board during 2025. Other than as set forth in the table and described more fully below, we did not pay any compensation to any of the other non-employee members of our Board. Dr. Hassanein, our President and Chief Executive Officer, receives no compensation for his services as a director and, as a result, is not included in the table below. The compensation received by Dr. Hassanein for his services as an employee in the fiscal year ended December 31, 2025 is described in the “Summary Compensation Table” and the accompanying narrative description.

Name	Fees earned or paid in cash ($)	Stock awards ($)	All Other Compensation ($)	Total ($)

James R. Tobin	136,000	263,208	—	399,208

Edward M. Basile	80,000	263,208	1,843	345,050

Thomas J. Gunderson	85,000	263,208	6,564	354,772

Edwin M. Kania, Jr.	65,000	263,208	—	328,208

Stephanie Lovell	71,000	263,208	—	334,208

Merilee Raines	90,000	263,208	960	354,168

David Weill, M.D.	71,000	263,208	—	334,208

(1)	The amounts reported in this column represent the aggregate cash compensation paid to each of our non-employee directors in respect of the fiscal year ended December 31, 2025.

(2)

The amounts reported in this column represent the aggregate grant date fair value of RSUs granted to our non-employee directors during the fiscal year ended December 31, 2025, computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. For RSUs, the grant date fair value was calculated by multiplying the closing price of the underlying shares of our common stock on the date of grant by the number of RSUs granted. The assumptions used to value the RSUs for this purpose are set forth in Note 9 to our financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. These amounts do not represent the actual amounts paid to or realized by the director for these awards.

(3)	The amounts reported in this column represent travel expense reimbursements issued to certain of our non-employee directors.

TransMedics Group, Inc. 2026 Proxy Statement	17

Proposal 1 Election of Directors

As of December 31, 2025, our non-employee directors held options to purchase the number of shares of common stock set forth in the table below.

Name	Number of Unvested RSUs	Shares Subject to Outstanding Options

James R. Tobin	2,134	46,004

Edward M. Basile	2,134	32,504

Thomas J. Gunderson	2,134	65,289

Edwin M. Kania, Jr.	2,134	30,070

Stephanie Lovell	2,134	26,263

Merilee Raines	2,134	36,820

David Weill, M.D.	2,134	35,070

Non-Employee Director Compensation Policy

In 2025, following a review of our non-employee director compensation policy with Pearl Meyer, our Compensation Committee recommended and the Board approved an increase in the annual cash retainer for the members of the Board from $50,000 to $55,000, an increase in the annual cash retainer for the Board Chairperson from $95,000 to $130,000, an increase in the annual cash retainer for the Audit Committee Chairperson from $20,000 to $25,000, an increase in the annual cash retainer for the Compensation Committee Chairperson from $15,000 to $20,000, an increase in the annual cash retainer for the Nominating and Corporate Governance Committee Chairperson from $10,500 to $15,000, an increase in the annual cash retainer for Compensation Committee members from $7,500 to $10,000, and an increase in the annual cash retainer for Nominating and Corporate Governance Committee members from $5,000 to $6,000, in each case, effective as of February 2025. In addition, the Board approved removing option grants from the annual and initial appointment equity awards for non-employee directors, an increase in the aggregate grant date fair value of the RSU annual equity awards for non-employee directors to approximately $225,000, and an increase in the aggregate grant date fair value of the RSU initial appointment equity awards for non-employee directors to approximately $300,000, in each case, effective as of February 2025. No other changes were made to non-employee director compensation during 2025. Following these updates, the following structure was used to compensate our non-employee directors in 2025:

	Board or Committee Chairperson	Board or Committee Member

Annual cash retainer	$130,000	$55,000

Additional annual cash retainer for Audit Committee	$ 25,000	$10,000

Additional annual cash retainer for Compensation Committee	$ 20,000	$10,000

Additional annual cash retainer for Nominating and Corporate Governance Committee	$ 15,000	$ 6,000

Annual equity award	RSUs, with an aggregate grant date fair value of approximately $225,000

Initial appointment equity award	RSUs, with an aggregate grant date fair value of approximately $300,000

In 2026, following an additional review of our non-employee director compensation policy with Pearl Meyer, our Compensation Committee recommended, and the Board approved an increase in the aggregate grant date fair value of the RSU annual equity awards for non-employee directors from $225,000 to approximately $250,000, effective as of February 2026.

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Proposal 1 Election of Directors

Cash retainers are payable in arrears in four equal quarterly installments, provided that the amount of such payment is prorated for any portion of such quarter that the director was not serving on the Board or the relevant committee thereof. The committee chair cash retainers are provided in lieu of committee member cash retainers. The number of shares subject to each RSU award is determined by dividing the target award value by the average closing price of a share of our common stock over a 30-day period preceding the grant date. Annual grants of RSUs vest in full on the earlier of the first anniversary of the grant date or the date of the following annual meeting of stockholders of the Company, and initial appointment RSUs vest as to one-third (1/3) on the first anniversary of the grant date with the remaining portion vesting monthly over the following 24 months. Each such grant of RSUs vests in full upon the director’s death or disability or a change in control and, in each case, vesting is generally subject to the non-employee director’s continued service through the applicable vesting date. Each non-employee director was granted 2,134 RSUs on May 22, 2025. In addition, non-employee directors are reimbursed by the Company for reasonable travel and other expenses incurred in connection with the director’s attendance at Board and committee meetings, in accordance with the Company’s policies as in effect from time to time.

TransMedics Group, Inc. 2026 Proxy Statement	19

Proposal 2 Advisory Vote on Executive Compensation

We are seeking your vote, on a non-binding advisory basis, to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure contained in this Proxy Statement, which is commonly referred to as a “say on pay” vote. Because your “say on pay” vote is advisory, it will not be binding on the Compensation Committee or the Board. However, the Compensation Committee and the Board will review the “say on pay” voting results and take them into consideration when making future decisions regarding executive compensation.

The philosophy and principal objectives of our executive compensation programs are to attract, fairly compensate, appropriately incentivize, and retain superior executive talent in a manner that aligns their long-term interests with those of our shareholders. Our executive compensation program is designed to be:

•

Competitively Positioned: Target compensation should be competitive with that being offered to individuals in comparable roles at other companies with which we compete for talent to ensure that we attract and retain the best people to lead our success. Our Compensation Committee generally targets the median of the market for target compensation opportunities but can set compensation for executives above or below that level based on factors such as individual and Company performance, an executive’s role and responsibilities relative to executives in similar positions in the market, and an executive’s actual and potential impact on the successful execution of our strategy, among others.

•

Performance-Driven and Shareholder-Aligned: A meaningful portion of total compensation should be variable and linked to the achievement of specific short- and long-term performance objectives and designed to drive shareholder value creation.

•	Responsibly Governed: Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.

Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is based on our performance.

Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our executive compensation program, policies and procedures support our compensation philosophy and align with shareholder expectations.

Required Vote of Shareholders

Although the “say on pay” vote we are asking you to cast is non-binding, the Board and Compensation Committee value the views of our shareholders and will consider the outcome of the vote when making future decisions regarding executive compensation. The affirmative vote of a majority of the votes cast by holders of shares of common stock who are present by remote communication or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to approve the compensation of our named executive officers. We expect to hold an advisory “say on pay” vote to approve the compensation of our named executive officers annually until the next advisory vote on the frequency of such advisory votes, which will occur no later than our 2028 Annual Meeting of Shareholders.

Our Board recommends that you vote FOR the proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers.

20	TransMedics Group, Inc. 2026 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock by:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors (including the director nominees); and

•	all of our directors and executive officers as a group, based upon 34,544,158 shares of common stock outstanding as of March 31, 2026.

Beneficial ownership is determined under the SEC rules and regulations and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe each shareholder identified in the table possesses sole voting and investment power over all shares of equity securities shown as beneficially owned by the shareholder.

Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2026 and shares of common stock underlying unvested RSUs that vest within 60 days of March 31, 2026 are considered outstanding and beneficially owned by the person holding the options or unvested RSUs for the purposes of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of each beneficial owner listed below is c/o TransMedics Group, Inc. 200 Minuteman Road, Suite 302, Andover, MA 01810.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

5% or greater shareholders:

BlackRock, Inc.	4,955,262	14.3%

FMR LLC	5,058,396	14.6%

Directors and Named Executive Officers:

Waleed H. Hassanein, M.D.	1,495,782	4.3%

James R. Tobin	231,209	*

Edward M. Basile	35,370	*

Thomas Gunderson	69,348	*

Edwin M. Kania, Jr.	337,022	*

Stephanie Lovell	29,129	*

Merilee Raines	40,879	*

David Weill, M.D.	43,633	*

Gerardo Hernandez	4,114	*

Tamer Khayal, M.D.	63,174	*

Nicholas Corcoran	36,669	*

Anil Ranganath	10,663	*

All current executive officers and directors as a group (12 persons)	2,388,992	6.9%

TransMedics Group, Inc. 2026 Proxy Statement	21

Security Ownership of Certain Beneficial Owners and Management

*	Less than one percent.

(1)

Based on information filed with the SEC in a Schedule 13G/A on July 18, 2025. BlackRock, Inc. has sole voting power with respect to 4,897,189 shares and sole dispositive power with respect to 4,955,262 shares. BlackRock, Inc.’s address is 50 Hudson Yards, New York, NY 10001.

(2)

Based on information filed with the SEC in a Schedule 13G/A on May 12, 2025. FMR LLC has sole voting power with respect to 5,057,076 shares and sole dispositive power with respect to 5,058,396 shares. FMR LLC’s address is 245 Summer Street, Boston, MA 02210.

(3)	Consists of (i) 564,328 shares held and (ii) 931,454 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2026.

(4)

Consists of (i) 175,071 shares of our common stock held by a revocable trust for which Mr. Tobin is the grantor, (ii) 46,004 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2026 and (iii) 2,134 shares of common stock underlying RSUs that vest within 60 days of March 31, 2026.

(5)

Consists of (i) 732 shares held, (ii) 32,504 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2026 and (iii) 2,134 shares of common stock underlying RSUs that vest within 60 days of March 31, 2026.

(6)

Consists of (i) 1,925 shares held, (ii) 65,289 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2026 and (iii) 2,134 shares of common stock underlying RSUs that vest within 60 days of March 31, 2026.

(7)

Consists of (i) 304,818 shares held, including 46,142 shares held by the Kania 2021 GRAT B, a grantor retained annuity trust, (ii) 30,070 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2026 and (iii) 2,134 shares of common stock underlying RSUs that vest within 60 days of March 31, 2026.

(8)

Consists of (i) 732 shares held, (ii) 26,263 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2026 and (iii) 2,134 shares of common stock underlying RSUs that vest within 60 days of March 31, 2026.

(9)

Consists of (i) 1,925 shares held (i) 36,820 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2026 and (ii) 2,134 shares of common stock underlying RSUs that vest within 60 days of March 31, 2026.

(10)

Consists of (i) 10,000 shares held, (ii) 31,449 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2026 and (iii) 2,134 shares of common stock underlying RSUs that vest within 60 days of March 31, 2026.

(11)	Consists of (i) 2,995 shares held and (ii) 1,119 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2026.

(12)	Consists of (i) 15,038 shares held and (ii) 48,136 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2026.

(13)	Consists of (i) 14,347 shares held and (ii) 22,322 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2026.

(14)	Consists of (i) 4,579 shares of common stock held and (ii) 6,084 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2026.

(15)

Consists of (i) 1,096,490 shares held (i) 1,277,564 shares of common stock underlying outstanding stock options exercisable within 60 days of March 31, 2026 and (ii) 14,938 shares of common stock underlying RSUs that vest within 60 days of March 31, 2026.

22	TransMedics Group, Inc. 2026 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion & Analysis (“CD&A”) explains our executive compensation program for our named executive officers (“NEOs”) listed below. This CD&A also describes our Compensation Committee’s process for making pay decisions, as well as its rationale for specific pay decisions related to the fiscal year ended December 31, 2025.

Name	Principal Position

Waleed H. Hassanein, M.D.	President and Chief Executive Officer

Gerardo Hernandez	Chief Financial Officer

Tamer Khayal, M.D.	Former Chief Commercial Officer

Nicholas Corcoran	Senior Vice President of Supply Chain & Operations

Anil Ranganath(1)	Former Senior Vice President, General Counsel & Corporate Secretary

1)

On March 9, 2026, Mr. Ranganath transitioned from his service as Senior Vice President, General Counsel & Corporate Secretary of the Company. From March 9, 2026 until June 7, 2026, Mr. Ranganath is expected to serve as a non-executive employee of the Company.

Executive Summary

Business Overview

We are a medical technology company transforming organ transplant therapy for end-stage organ failure patients across multiple disease states. Our Organ Care System (“OCS”) is a portable organ perfusion, optimization and monitoring system that utilizes our proprietary and customized technology to replicate near-physiologic conditions for donor organs outside of the human body. We developed the OCS™ to replace a decades-old standard of care that we believe is significantly limiting access to life-saving transplant therapy for hundreds of thousands of patients worldwide. The OCS represents a paradigm shift that transforms organ preservation for transplantation from a static state to a dynamic environment that enables new capabilities, including organ optimization and assessment. The OCS is the first and only multi-organ, portable, warm perfusion platform that has received Premarket Approval (“PMA”) from the FDA. We have also developed our National OCS Program (“NOP”), an innovative turnkey solution to provide outsourced organ procurement, OCS perfusion management and transplant logistics services, to provide transplant programs in the United States with a more efficient process to procure donor organs with the OCS. Our logistics services include aviation transportation, ground transportation, and other coordination activities. We believe the use of the OCS combined with the NOP™ has the potential to significantly increase the number of organ transplants and improve post-transplant outcomes.

2025 Performance Highlights

2025 was another strong year for the Company. We continued to produce strong financial results, with our revenue growing by 37% compared to 2024 while achieving increased profitability, investing in our clinical and product pipelines, including the initiation of clinical trial-related activities for our ENHANCE and DENOVO clinical trials, and continuing to build our infrastructure to capitalize on our highly differentiated technology and service offering. Our revenue growth was due primarily to the increase in utilization of the OCS in liver and heart through the NOP, as well as additional revenue generated by transplant logistics services. We strongly believe the use of OCS technology and the NOP once again played a key role in driving the national adult heart and adult liver transplant volumes due to the increased use of the NOP for DCD and DBD donors in the U.S. During 2025, we also expanded our capabilities through investments in our NOP network, including expanding our our fleet of owned aircraft to 22, and invested in infrastructure, strategic growth initiatives and selective headcount investments to support scale.

TransMedics Group, Inc. 2026 Proxy Statement	23

Executive Compensation

These short- and long-term accomplishments continued to drive our stock price to higher levels. Over the one-, three-, and five-year periods ending December 31, 2025, our stock price has generally outperformed comparable market indices, as shown below:

We believe that the efforts of our named executive officers were critical to our success in 2025 and continue to position us for further growth in 2026 as we continue to enhance our NOP offering by offering the highest quality technology, clinical service and transplant logistics service to our customers.

2025 Executive Compensation Highlights

Our executive compensation program has three primary elements: base salary, annual cash bonuses, and long-term equity compensation. Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual cash bonuses reward the achievement of short-term goals, while long-term equity compensation drives our NEOs to focus on long-term sustainable

24	TransMedics Group, Inc. 2026 Proxy Statement

Executive Compensation

shareholder value creation. Based on our performance and consistent with the design of our program, the Compensation Committee made the following executive compensation decisions for fiscal year 2025:

•

Base salaries: The Compensation Committee approved base salary increases ranging from 4% to 14% for our named executive officers. For more information, please see section “2025 EXECUTIVE COMPENSATION PROGRAM IN DETAIL — Base Salary” below.

•

Annual cash bonuses: Based on our 2025 revenue of $605.5 million and achievement or partial achievement of nine out of ten non-financial strategic objectives, each of our named executive officers was eligible for an annual bonus equal to 200% of such named executive officer’s target bonus. However, after considering our revenue and failure to achieve certain strategic objectives in full, the Chief Executive Officer recommended, and the Compensation Committee determined, that each named executive officer (other than Mr. Ranganath) would receive a bonus of 175% of target for 2025. Mr. Ranganath’s annual bonus was capped at 100% of target pursuant to his transition agreement. For more information, please see section “2025 EXECUTIVE COMPENSATION PROGRAM IN DETAIL — Annual Bonuses” below.

•

Long-term equity compensation: We continued to grant long-term incentives using a mix of 50% stock options and 50% restricted stock units (“RSUs”), based on grant date fair value using a 30-day average closing price, to each of our named executive officers. We also continued working with Pearl Meyer to analyze our equity granting practices, including the potential introduction of performance-based equity, and have decided to maintain our current approach at this time. We will continue to assess our equity mix in relation to our leadership and talent retention priorities, competitive market practices, and the strategic needs of our business, and may evolve our program to include performance-based equity in future years, as appropriate. For more information, please see section “2025 EXECUTIVE COMPENSATION PROGRAM IN DETAIL — Equity Incentive Awards” below.

2025 Say-on-Pay and Shareholder Feedback

At the Company’s 2025 annual meeting, our executive compensation program garnered significant support. Approximately 96.5% of the shares that voted approved the advisory “say on pay” proposal for the compensation of our NEOs, marking another year of strong support for our executive compensation program. The positive outcome reflects the comprehensive changes we implemented in recent years, which were largely informed by the feedback from our shareholder outreach efforts. These enhancements, listed below, strengthened our executive compensation program and continue to remain in place:

•	Using a compensation peer group that appropriately reflects our size and growth trajectory and regularly reviewing and updating such peer group;

•	Having an annual cash bonus program driven by a formulaic measurement of revenue, with a payout cap of 200% of target annual bonus awards, and a threshold performance level;

•	Granting long-term incentive awards using a mix of equity that includes full value awards (RSUs) and stock options; and

•	Included stock ownership guidelines.

As our business and executive compensation program continue to evolve, we remain committed to ongoing shareholder engagement and maintaining open and ongoing dialogues. We have also enhanced transparency around our executive compensation program, ensuring clearer disclosures and more accessible communication. In the future, we will continue to consider shareholder feedback and the outcomes of say-on-pay votes as we refine our approach, ensuring that our executive compensation decisions reflect both investor perspectives and the strategic needs of the Company.

TransMedics Group, Inc. 2026 Proxy Statement	25

Executive Compensation

Best Compensation Practices & Policies

We believe the following practices and policies within our executive compensation program promote sound governance principles and are in the best interests of our shareholders:

	What We Do		What We Don’t Do

✔	Emphasize variable pay over fixed pay, with a significant portion tied to our financial results and stock performance	✘	No change in control excise tax gross ups in agreements with any executives

✔	Have a maximum payout under the annual bonus program	✘	No repricing of underwater stock options or SARs without shareholder approval

✔	Maintain anti-hedging policies	✘	No “single-trigger” change in control payments or benefits

✔	Maintain a formal clawback policy	✘	No supplemental executive retirement plans

✔	Maintain stock ownership guidelines	✘	No significant perquisites

✔	Use an independent compensation consultant	✘	No guaranteed annual bonuses or base salary increases

✔	Hold an annual say-on-pay vote

✔	Conduct an annual compensation risk assessment

What Guides Our Program

Executive Compensation Philosophy & Objectives

To accomplish our business and growth objectives, we must be able to attract and retain talented executives whose skills and experience enable them to contribute to our long-term success. To that end, the philosophy and principal objectives of our executive compensation program are to attract, fairly compensate, appropriately incentivize, and retain superior executive talent in a manner that aligns their long-term interests with those of our shareholders. Our executive compensation program is designed to be:

•

Competitively Positioned: Target compensation should be competitive with that being offered to individuals in comparable roles at other companies with which we compete for talent to ensure that we attract and retain the best people to lead our success. Our Compensation Committee generally targets the median of the market for target compensation opportunities but can set compensation for executives above or below that level based on factors such as individual and Company performance, an executive’s role and responsibilities relative to executives in similar positions in the market, and an executive’s actual and potential impact on the successful execution of our strategy, among others.

•

Performance-Driven and Shareholder-Aligned: A meaningful portion of total compensation should be variable and linked to the achievement of specific short- and long-term performance objectives and designed to drive shareholder value creation.

•	Responsibly Governed: Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.

26	TransMedics Group, Inc. 2026 Proxy Statement

Executive Compensation

Elements of Pay: Total Direct Compensation

To support our philosophy and achieve our objectives, our Compensation Committee analyzes each of the following elements of compensation against comparative market data and generally seeks to position each element around the market median, while differentiating individual compensation based on experience, role, position, individual performance, and other factors.

Pay Element	How It’s Paid	Purpose

Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable us to attract and retain critical executive talent.

Annual Bonuses	Cash (Variable)	Tie a significant portion of our executives’ cash compensation opportunities to the attainment of performance goals that we believe will help us attain short- and long-term business objectives.

Equity-Based Compensation	Equity (Variable)	Provide incentives for executives to execute on longer-term financial goals that drive the creation of shareholder value and also support our leadership retention objectives.

2025 Target Compensation At-A-Glance (Pay Mix)

The structure of our 2025 executive compensation program is closely aligned with Company performance and sensitive to the Company’s stock performance. The charts below show that a significant portion of named executive officer target total compensation (consisting of base salary, target annual bonuses, and equity-based compensation, based on target total grant date fair value) is variable and “at-risk.” 92% of the Chief Executive Officer’s 2025 target total compensation is performance-based with a significant portion (84%) tied to the future stock performance of the Company, and 82% of the average 2025 target total compensation for Mr. Hernandez, Dr. Khayal, Mr. Corcoran, and Mr. Ranganath is performance-based with a significant portion (72%) tied to the future stock performance of the Company.

Target FY25 CEO Pay Mix

8%
8%
42%
42%
92%

Avg. Target FY25 NEO Pay Mix

18%
10%
36%
36%
82%

Base Salary | Target Bonus | Stock Options | RSUs | Variable, At Risk

The Decision-Making Process

Compensation Committee

Our Compensation Committee oversees our executive compensation program and administers our cash and equity incentive plans. Our Compensation Committee reviews and approves the compensation of our Chief Executive Officer and other executives, including the type and amount of each element of compensation and the performance goals applicable to incentive compensation. As described below, our Compensation Committee also works with members of management and obtains advice from an independent compensation consultant in the course of making its compensation decisions.

TransMedics Group, Inc. 2026 Proxy Statement	27

Executive Compensation

The Role of Management

Our Chief Executive Officer, Chief Financial Officer, and Senior Vice President of Human Resources, working with internal resources as well as with our Compensation Committee’s compensation consultant, review our executive compensation program on an annual basis and make recommendations as to the type and amount of compensation based on its review of peer group and other market data, individual performance, and other factors. Our Chief Executive Officer makes recommendations to our Compensation Committee regarding the compensation of our executives, other than himself, based on these same factors. Our Chief Executive Officer, Chief Financial Officer, Senior Vice President, General Counsel & Corporate Secretary, and Senior Vice President of Human Resources typically attend meetings of our Compensation Committee but do not participate in any discussions regarding their own compensation.

Independent Compensation Consultant

The Compensation Committee believes that independent advice is important in developing and overseeing our executive compensation program. The Compensation Committee has engaged Pearl Meyer to provide consulting services in relation to executive and director compensation decisions. Pearl Meyer reports directly to the Compensation Committee and provides services to us on such matters as needed and as directed by the Compensation Committee. These services include providing guidance on trends in Chief Executive Officer, executive, and non-employee director compensation; assisting in the development of the specific components of our executive compensation program; and conducting a competitive market assessment of our executive compensation program, including the composition of our compensation peer group. Our Compensation Committee has determined, based on its analysis and in light of all relevant factors, that the work of Pearl Meyer has not created any conflicts of interest, and that Pearl Meyer is independent pursuant to the independence standards set forth in the Nasdaq listing standards promulgated pursuant to Section 10C of the Exchange Act.

Use of Peer Group and Market Data

2025 Compensation Peer Group. Our Compensation Committee uses peer group and other market data as a reference point to gauge the reasonableness of our executive compensation decisions and the general competitiveness of our executive compensation program in the market and to assist it in determining the type and amount of compensation that we pay. For purposes of setting compensation levels for 2025, our Compensation Committee, working in consultation with Pearl Meyer, selected companies that generally operate in the healthcare equipment/medical device industry or the early commercial biotechnology/pharmaceutical and diagnostic industry with a comparable market capitalization (targeting companies with a market value between approximately 0.33x and 3.0x our market value) and revenue (targeting companies with revenue between approximately 0.33x and 3.0x our current/projected revenue). Based on the analysis provided by Pearl Meyer, the Compensation Committee approved the following changes for our 2025 peer group, compared to the 2024 peer group, to better align the peer group with the Company’s valuation and growth trajectory and to account for M&A activity:

Additions	Removals

Apellis Pharmaceuticals, Inc.	Establishment Labs Holdings Inc.

Azenta, Inc.	Nervo Corp.

Bio-Techne Corporation	OrthoPediatrics Corp.

Blueprint Medicines Coroporation	Outset Medical, Inc.

Haemonetics Corporation	Pacific Biosciences of California, Inc.

Insmed Incorporated	Silk Road Medical, Inc.

Inspire Medical Systems, Inc.	Treace Medical Concepts, Inc.

Insulet Corporation

Repligen Corporation

Tandem Diabetes Care, Inc.

28	TransMedics Group, Inc. 2026 Proxy Statement

Executive Compensation

With these changes, the compensation peer group companies selected by our Compensation Committee for 2025 executive compensation purposes are listed below.

2025 Peer Group

Apellis Pharmaceuticals, Inc.	Blueprint Medicines Corporation	Inspire Medical Systems, Inc.	Repligen Corporation

AtriCure, Inc.	Glaukos Corporation	Insulet Corporation	Shockwave Medical, Inc.

Axonics, Inc.	Haemonetics Corporation	iRhythm Technologies, Inc.	STAAR Surgical Company

Azenta, Inc.	Inari Medical, Inc.	NovoCure Limited	Tandem Diabetes Care, Inc.

Bio-Techne Corporation	Insmed Incorporated	PROCEPT BioRobotics Corporation

2025 Executive Compensation Program in Detail

Base Salary

Each of our named executive officers is paid a base salary. Our Compensation Committee believes this element of compensation is important because it provides a fixed element of compensation that reflects the individual named executive officer’s skills, experience and role. Base salaries are established based on peer group data and other market data, as described above, and each named executive officer’s skill set, experience, role and responsibilities, are reviewed annually and may be adjusted based on such factors. For 2025, our Compensation Committee reviewed the base salaries for our named executive officers and, taking into account the factors described above, approved the annual base salaries of the named executive officers for 2025 as shown in the table below:

Named Executive Officer	2024 Annual Base Salary	2025 Annual Base Salary	% Increase

Waleed H. Hassanein, M.D.	$700,000	$800,000	14.3%

Gerardo Hernandez	$450,000	$500,000	11.1%

Tamer Khayal, M.D.	$481,500	$500,760	4.0%

Nicholas Corcoran	$435,000	$456,750	5.0%

Anil Ranganath	$400,000	$416,000	4.0%

Following a review of the factors described above, the Compensation Committee approved the base salary increases above for Dr. Khayal and Messrs. Corcoran and Ranganath to recognize each named executive officer’s individual performance. Dr. Hassanein’s base salary increase was intended to improve his position relative to our peer compensation group median and to recognize his strong individual performance. Mr. Hernandez’s base salary increase was approved upon review of market data following his appointment as our Chief Financial Officer and due to the Compensation Committee’s desire to ensure his base salary was competitively positioned with similarly situated executives within our compensation peer group.

Annual Bonuses

Our Compensation Committee believes that a significant portion of our named executive officers’ cash compensation should be tied to our performance. Each of our named executive officers is eligible to receive an annual bonus based on the achievement of certain financial and strategic performance goals related to revenue growth, and regulatory and business goals. Target annual bonus opportunities are initially determined and thereafter reviewed annually by our Compensation Committee based on the same factors as described above for base salary. Actual awards can range from 0% to 200% of target depending on performance.

TransMedics Group, Inc. 2026 Proxy Statement	29

Executive Compensation

For 2025, our Compensation Committee reviewed the target annual bonus opportunities for our named executive officers and, considering the factors described above and relevant market data, increased the target annual bonuses for Messrs. Corcoran and Ranganath to be more competitive within our compensation peer group. The 2025 target annual bonus opportunities for our named executive officers were as follows:

Named Executive Officer	2025 Target Annual Bonus Opportunity (As a Percentage of Base Salary)

Waleed H. Hassanein, M.D.	100%

Gerardo Hernandez	60%

Tamer Khayal, M.D.	60%

Nicholas Corcoran	50%

Anil Ranganath	50%

2025 Performance Goals

Our Compensation Committee determines the performance metrics and goals for our annual bonus program in the beginning of each year based on input from management and our annual business plan. Our Compensation Committee strives to set challenging, yet achievable, performance goals that will promote the achievement of short-term business objectives that are important to our annual business plan. The performance metrics for annual bonuses include financial and strategic goals that reflect our growth strategy and purpose.

In 2025, our Compensation Committee determined bonus payouts based on a formulaic measurement of revenue performance against budget and additionally considered our achievement of non-financial strategic goals when reviewing performance, as follows:

•

Threshold: In order for any bonus to be earned, we must achieve 2025 revenue of at least $464M (85% of our 2025 revenue target) and three out of five of our most important strategic goals for 2025 (i.e., our other “Impact Factor One” goals). Bonuses will be earned at 50% of target if such threshold is met.

•	Target: Bonuses will be earned at 100% of target if our 2025 target revenue goal of $545M is achieved.

•	Maximum Bonus: Bonuses will be earned at 200% of target if our 2025 revenue is achieved at or above $600M, which is 136% growth over our actual revenue from 2024.

30	TransMedics Group, Inc. 2026 Proxy Statement

Executive Compensation

If our revenue was between the threshold and target or the target and maximum performance thresholds, the amount of the bonus earned would be determined based on linear interpolation between such thresholds. Our Compensation Committee also considers a second set of non-financial strategic goals (i.e., our “Impact Factor Two” goals) to measure the functional and individual performance of our named executive officers and determine whether any downward or upward adjustment to the bonuses earned by each of our named executive officers is appropriate. Regardless of how we performed on the Impact Factor One and Impact Factor Two goals, no bonuses would be payable for 2025 if our revenue was less than $464M. Our Compensation Committee may also consider individual performance contributions and retains the discretion to adjust bonus payouts downward or upward based on its assessment of each named executive officer’s contribution to the Company during the year, as well as the achievement of strategic goals. The specific metrics and goals that were approved by our Compensation Committee for 2025, as well as the actual achievement results, are outlined below:

2025 Performance Metrics and Goals		Results

Revenue	Revenue target of $545M	$605.5M

Impact Factor One	Initiation of a US Lung clinical program & enrolling approximately 150 OCS cases by December 31, 2025	Not Met
	Initiation of a US Heart clinical program and enrolling approximately 150 heart cases by December 31, 2025	Partially Met
	Initiation of OCS Liver NOP programs in six new US liver centers by December 31, 2025	Met
	Maintain positive EBITDA for all four quarters of 2025	Met
	Launch of NOP Connect to manage all NOP services by June 30, 2025	Met

Impact Factor Two	Establish OCS NOP program in two countries outside the United States by December 31, 2025	Partially Met
	Complete MES & Workday headcount planning modules by September 30, 2025 and develop business digital transformation roadmap by December 31, 2025	Met
	Complete the architectural design of the fully automated and remote-controlled OCS NextGen Tech platform and initiate key third-party developers by December 31, 2025	Met
	Complete the architectural design of OCS Kidney by December 31, 2025	Met

TransMedics Group, Inc. 2026 Proxy Statement	31

Executive Compensation

Our 2025 revenue of $605.5 million represents a 37% increase over 2024 revenue and exceeded the established maximum revenue performance goal of $600M. Additionally, we achieved three out of five Impact Factor One goals, and we achieved three out of four of the Impact Factor Two goals. The Compensation Committee determined that the Company partially achieved its Impact Factor One goal with respect to initiating a United States Heart clinical program and enrolling approximately 150 heart cases by December 31, 2025 and its Impact Factor Two goal of establishing an OCS NOP program in two countries outside the United States by December 31, 2025. The partial achievement of such goals was attributable to unusual and unexpected delays by FDA review of the pre-clinical testing, which delayed the approval of the IDE to initiate the clinical trials. As a result, each of our named executive officers was eligible for an annual bonus equal to up to 200% of such named executive officer’s target bonus. However, after considering our revenue and failure to meet certain Impact Factor One and Impact Factor Two goals in full, the Chief Executive Officer recommended, and the Compensation Committee determined, that each named executive officer, other than Mr. Ranganath, would receive a bonus of 175% of target for 2025. Pursuant to the terms of a Transition Agreement, dated February 3, 2026, between the Company and Mr. Ranganath (the “Ranganath Transition Agreement”), Mr. Ranganath was eligible to and did receive an annual bonus for 2025 equal to 100% of his target annual bonus. The resulting bonus payouts for our named executive officers for 2025 are set forth below:

Named Executive Officer	2025 Annual Base Salary	2025 Target Annual Bonus Opportunity (as a % of Salary)	2025 Target Annual Bonus Opportunity	2025 Actual Annual Bonus Payout (as a % of Target)	Actual Annual Bonus Payout

Waleed H. Hassanein, M.D.	$800,000	100%	$800,000	175%	$1,400,000

Gerardo Hernandez	$500,000	60%	$300,000	175%	$525,000

Tamer Khayal, M.D.	$500,760	60%	$300,456	175%	$525,798

Nicholas Corcoran	$456,750	50%	$228,375	175%	$399,656

Anil Ranganath	$416,000	50%	$208,000	100%	$208,000

Equity Incentive Awards

Our Compensation Committee believes that in order to appropriately incentivize our named executive officers to create shareholder value, a significant portion of our named executive officers’ compensation should be in the form of equity-based compensation. Our equity-based compensation program is designed to align the interests of our executives and shareholders by promoting stock ownership by our executives and senior management, tying compensation realized to stock price performance and encouraging retention. For 2025, our Compensation Committee granted equity incentive awards using a mix of 50% stock options and 50% RSUs, calculated based on target grant date fair value using the average closing price over the 30-day period preceding the grant date.

Equity Vehicle	Weighting	Features

Stock Options	50%

•

Stock options are intended to align the interests of award recipients with those of shareholders since stock options only deliver value if our stock price appreciates after they are granted.

•

Stock options generally vest on a monthly basis over four years, generally subject to the named executive officer’s continued employment with us; stock options issued to new hires generally vest 25% on the first anniversary of the grant date and the remaining shares vest in equal monthly installments over three years thereafter.

RSUs	50%

•

RSUs are intended to support our talent retention objectives while also aligning the interests of award recipients with those of shareholders since the value of RSUs is based on the value of our stock price.

•

RSUs generally vest on an annual basis over three years (four years for RSUs issued to new hires), generally subject to the named executive officer’s continued employment with us.

32	TransMedics Group, Inc. 2026 Proxy Statement

Executive Compensation

Our Compensation Committee determined the target value of each named executive officer’s 2025 annual equity awards based on competitive market data, as described above, our strong performance in 2024, and each named executive officer’s past individual performance and expected future contributions. Based on the size of Mr. Hernandez’s new hire equity award and his December 2024 start date, consistent with our internal compensation practices for new leaders, Mr. Hernandez was not eligible for annual equity awards in 2025, but the Compensation Committee decided to award Mr. Hernandez an annual equity award at the same time annual long-term incentives were awarded to our other named executive officers to improve his competitive positioning relative to market and to align a portion of his long-term incentive compensation, including the exercise price of certain stock options, with that of our other named executive officers and other equity eligible employees. The total target award grant date fair values for each named executive officer for 2025, as approved by the Compensation Committee and calculated using the average closing price over the 30-day period preceding the grant date, are shown in the table below:

Named Executive Officer	Stock Options Target Grant Date Value	RSUs Target Grant Date Value	Total Target Grant Date Value

Waleed H. Hassanein, M.D.	$4,250,000	$4,250,000	$8,500,000

Gerardo Hernandez	$250,000	$250,000	$500,000

Tamer Khayal, M.D.	$1,250,000	$1,250,000	$2,500,000

Nicholas Corcoran	$900,000	$900,000	$1,800,000

Anil Ranganath	$400,000	$400,000	$800,000

The number of shares subject to each award was determined by dividing the target award values by the average closing price of our common stock over a 30-day period preceding the grant date (and, for options, a Black-Scholes ratio). Values shown in the table above may differ from the values shown in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Other Compensation Practices, Policies & Guidelines

Stock Ownership Guidelines

The Board believes that our most senior executives (including our named executive officers) should hold meaningful equity ownership positions in the Company, in part to align our executives’ interests with those of our shareholders. Effective January 1, 2023, the Board adopted guidelines requiring each C-level executive to hold shares with a value equal to two (2) times the applicable executive’s base salary.

Executives will have five (5) years from the date of implementation of the stock ownership guidelines to attain the ownership threshold. Holdings that satisfy this stock ownership requirement include shares owned outright and unvested time-based RSUs. Vested and unvested stock options and unearned performance-based awards do not count towards satisfying the ownership requirement.

Compliance with stock ownership guidelines will be evaluated annually. All of our C-level executives are on track to be in compliance with the stock ownership guidelines.

Clawback Policy

The Board has adopted the Company’s Policy for Recoupment of Incentive Compensation (“Clawback Policy”), which is designed to comply with the Dodd-Frank Act, Section 10D-1 of the Exchange Act and the applicable listing standards of Nasdaq. The Clawback Policy requires the Company to recoup erroneously awarded incentive-based compensation received by each current or former officer of the Company subject to Section 16 of the Exchange Act, as amended, including all of our named executive officers, in the event the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws. The Clawback Policy

TransMedics Group, Inc. 2026 Proxy Statement	33

Executive Compensation

generally applies to all cash-based or equity-based incentive compensation, bonus and/or awards received by a covered officer that is or was based, wholly or in part, upon the attainment of any financial reporting measure during the three completed fiscal years immediately preceding the date that the Company is required to prepare a restatement; provided that such compensation, bonus and/or award was received on or after October 2, 2023. The Clawback Policy was filed as an exhibit to the Company’s Form 10-K.

Employee Benefits

We maintain a tax-qualified retirement plan that provides all of our full-time U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan, subject to applicable annual limits under the Internal Revenue Code of 1986, as amended. Our named executive officers participate in our 401(k) plan on the same basis as other eligible employees. We do not maintain any qualified or non-qualified defined benefit plans or supplemental executive retirement plans that cover our named executive officers.

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical, dental, vision, life and accidental death and dismemberment benefits and short-term and long-term disability insurance. Our named executive officers participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health or welfare plans for our named executive officers.

34	TransMedics Group, Inc. 2026 Proxy Statement

Executive Compensation

Change in Control and Severance Benefits
We have entered into offer letters with Mr. Hernandez, Dr. Khayal, and Mr. Corcoran that set forth the initial terms and conditions of employment, and we have entered into retention agreements with Dr. Hassanein, Mr. Hernandez, and Dr. Khayal that provide for severance payments and benefits in connection with certain terminations of employment. Mr. Corcoran’s offer letter provides for severance payments in connection with certain terminations of employment. In addition, certain of the equity awards granted to our named executive officers would vest in connection with a qualifying termination of employment following a change in control. Prior to his transition from Senior Vice President, General Counsel & Corporate Secretary of the Company to a
non-executive
employee of the Company, we had also been party to an offer letter and a retention agreement with Mr. Ranganath and, in connection with his transition we entered into a transition agreement with Mr. Ranganath that provides for his entitlement to certain severance payments and benefits. The severance payments and benefits for all of our named executive officers are more fully described below under “Potential Payments upon Termination or Change in Control.”
Our Compensation Committee believes that reasonable severance payments and benefits are necessary to attract and retain executives and are important in incentivizing them to pursue a change in control transaction if it is in the best interests of our shareholders even if it creates uncertainty for them.
Anti-Hedging Policy
Our insider trading policy prohibits our directors, officers and employees from entering into hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, because such transactions may permit a director, officer or employee to continue to own securities obtained through our employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as our other shareholders.
Practices Related to the Grant of Certain Equity Awards
The Company generally maintains a structured equity grant timing process designed to ensure compliance with applicable securities laws, corporate governance best practices, and the avoidance of material nonpublic information (“MNPI”) in granting equity awards. The Compensation Committee generally grants annual equity-based awards to our executive officers in February of each year, in connection with our annual compensation review and approval process, although the exact timing may change from year to year. Our Compensation Committee may also grant equity awards, including RSUs and stock options, at different times of the year for new hires and in connection with promotions, or grants made for retention or other purposes.
Stock option
exercise
prices are set at the closing price of the Company’s common stock on the grant date, in accordance with the Company’s equity plan and applicable securities regulations. This process is designed to prevent any appearance of opportunistic grant timing and to ensure that equity awards are made in a manner that reflects long-term stockholder value creation. Our Compensation Committee does not grant equity awards in anticipation of the release of MNPI and we have not timed the disclosure of MNPI for the purpose of affecting the value of executive compensation.

TransMedics Group, Inc. 2026 Proxy Statement	35

Executive Compensation

During 2025, the Company granted the following stock options to named executive officers during a period beginning four business days before and ending one business day after the filing of any Company periodic report on Form
10-Q
or Form
10-K,
or the filing or furnishing of any Company current report on Form
8-K
(other than a current report on Form
8-K
disclosing a material new option award grant under Item 5.02(e) of that form) that disclosed any MNPI:

Name	Grant date	Number of securities underlying the award	Exercise price of the award ($/Sh)	Grant date fair value of the award
Percentage change in the
closing market price of the
securities underlying the
award between the trading
day ending immediately
prior to the disclosure of
material nonpublic
information and the trading
day beginning immediately
following the disclosure of
material nonpublic
information

Waleed H. Hassanein, M.D.	2/25/2025	90,185	$73.00	$4,360,147	3.47%

Gerardo Hernandez	2/24/2025	5,299	$77.12	$271,120	3.47%

Tamer Khayal, M.D.	2/24/2025	26,499	$77.12	$1,355,805	3.47%

Nicholas Corcoran	2/24/2025	19,079	$77.12	$976,166	3.47%

Anil Ranganath	2/24/2025	8,479	$77.12	$433,823	3.47%
Compensation Risk Assessment
Our Compensation Committee regularly reviews our compensation policies and practices, including the risks created by our compensation plans, and has concluded that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Tax and Accounting Considerations
Our Compensation Committee considers the tax and accounting consequences of compensation paid under our executive compensation program. However, our Compensation Committee believes that its primary responsibility is to maintain an executive compensation program that attracts, retains and rewards our executives. Accordingly, our Compensation Committee has paid, and may continue to pay, in its discretion, compensation that is not fully deductible or is limited as to tax deductibility.
Insider Trading Policies and Procedures
We maintain an insider trading policy governing the purchase, sale and other dispositions of our securities by our executive officers, directors, employees and consultants, including their respective immediate family members, and the Company. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as the Nasdaq listing standards applicable to us. A copy of the insider trading policy was included as an exhibit to our Form
10-K
for the fiscal year ended December 31, 2025.

36	TransMedics Group, Inc. 2026 Proxy Statement

Executive Compensation

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” disclosure with management. Based on this review and discussion, our Compensation Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in the Proxy Statement distributed in connection with the Annual Meeting.

The Compensation Committee:

Thomas J. Gunderson (Chairperson)

Stephanie Lovell

Merilee Raines

David Weill, M.D.

This report shall not be deemed soliciting material or to be filed with the SEC, or incorporated by reference in any document so filed, whether made before or after the date hereof, except to the extent we specifically request that it be treated as soliciting material or it is specifically incorporated by reference therein.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid to our named executive officers during our fiscal years ended December 31, 2025, and, if applicable, December 31, 2024 and December 31, 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Waleed H. Hassanein, M.D. President and Chief Executive Officer	2025	776,923	—	4,364,013	4,360,147	1,400,000	14,450	10,915,533
	2024	688,462	—	3,055,811	3,040,613	1,400,000	14,250	8,199,136
	2023	633,846	—	2,467,645	2,472,929	1,170,000	13,650	6,758,070

Gerardo Hernandez Chief Financial Officer	2025	488,462	—	271,540	271,120	525,000	14,450	1,570,572
	2024	17,308	—	870,416	869,748	—	—	1,757,472

Tamer Khayal, M.D. Former Chief Commercial Officer	2025	496,316	—	1,357,775	1,355,805	525,798	14,450	3,750,144
	2024	474,231	—	1,008,239	1,003,249	577,800	14,250	3,077,769
	2023	445,962	—	864,258	866,142	450,000	4,146	2,630,508

Nicholas Corcoran Senior Vice President of Supply Chain and Operations	2025	451,731	—	977,573	976,166	399,656	14,450	2,819,576
	2024	421,154	—	951,205	946,458	391,500	14,250	2,724,567
	2023	338,942	100,000	851,765	853,596	300,000	73,129	2,517,432

Anil Ranganath Former Senior Vice President, General Counsel and Corporate Secretary	2025	412,308	—	434,494	433,823	208,000	14,450	1,503,075
	2024	400,000	—	—	—	180,000	14,250	594,250
	2023	215,385	—	892,987	893,789	180,000	5,181	2,187,342

(1)	The amounts reported in this column include contributions made by the named executive officer to our 401(k) plan, which is described below.

(2)

The amounts reported in this column represent the aggregate grant date fair value of RSUs granted during the fiscal years ended December 31, 2025, December 31, 2024, and December 31, 2023, as applicable, computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards. For RSUs, the grant date fair value was calculated by multiplying the closing price of the underlying shares of our common stock on the date of grant by the number of RSUs granted. The assumptions used to value the RSUs for this purpose are set forth in Note 9 to our financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, Note 10 to our financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and Note 10 to our financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

TransMedics Group, Inc. 2026 Proxy Statement	37

Executive Compensation

(3)

The amounts reported in this column represent the aggregate grant date fair value of options to purchase our common stock granted during the fiscal years ended December 31, 2025, December 31, 2024, and December 31, 2023, as applicable, computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards. The assumptions used to value the options for this purpose are set forth in Note 9 to our financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, Note 10 to our financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and Note 10 to our financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

(4)

The amounts reported in this column represent annual bonuses paid for the fiscal years ended December 31, 2025, December 31, 2024, and December 31, 2023, as applicable. See “Compensation Discussion and Analysis — Annual Cash Incentive Bonuses” above for additional details. The amount reported in this column for 2025 for Mr. Ranganath represents the 2025 annual bonus he received, which was capped pursuant to the terms of the Ranganath Transition Agreement. For more information, see “Potential Payments Upon Termination or Change in Control – Ranganath Transition.”

(5)	The amounts reported in this column for the fiscal year ended December 31, 2025 represent the following items:

Name and Principal Position	Company 401(k) Matching Contributions ($)	Group Term Life Insurance Premium Paid by Company ($)	Total ($)

Waleed H. Hassanein, M.D.	14,000	450	14,450

Gerardo Hernandez	14,000	450	14,450

Tamer Khayal, M.D.	14,000	450	14,450

Nicholas Corcoran	14,000	450	14,450

Anil Ranganath	14,000	450	14,450

(6)	Mr. Hernandez commenced employment with us on December 2, 2024.

(7)	Dr. Khayal ceased to serve as our Chief Commercial Officer as of February 2, 2026, on which date Dr. Khayal transitioned to the role of Senior Vice President, International.

(8)

Mr. Corcoran commenced employment with us on January 23, 2023. The amount reported in the Bonus column for 2023 represents a signing bonus paid to Mr. Corcoran in connection with his commencing employment with us.

(9)

Mr. Ranganath commenced employment with us on June 5, 2023. Mr. Ranganath ceased to serve as our Senior Vice President, General Counsel and Corporate Secretary as of March 9, 2026, on which date Mr. Ranganath transitioned to a non-executive employee role with us. Mr. Ranganath is expected to serve in his non-executive employee role until June 7, 2026. From June 7, 2026 through September 7, 2026, Mr. Ranganath is expected to serve as a non-employee consultant to the Company.

38	TransMedics Group, Inc. 2026 Proxy Statement

Executive Compensation

Grants of Plan-Based Awards Table

The following table sets forth information regarding plan-based awards made to each of our named executive officers during 2025.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number Of Shares of Stock or Units (#)	All Other Option Awards: Number Of Securities Underlying Options (#)	Exercise or Base Price Of Option Awards ($/Sh)	Grant Date Fair Value Of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)

Waleed H. Hassanein, M.D.	—	400,000	800,000	1,600,000	—	—	—	—
	2/25/2025	—	—	—	—	90,185	73.00	4,360,147
	2/25/2025	—	—	—	59,781	—	—	4,364,013

Gerardo Hernandez	—	150,000	300,000	600,000	—	—	—	—
	2/24/2025	—	—	—	—	5,299	77.12	271,120
	2/24/2025	—	—	—	3,521	—	—	271,540

Tamer Khayal, M.D.	—	150,228	300,456	600,912	—	—	—	—
	2/24/2025	—	—	—	—	26,499	77.12	1,355,805
	2/24/2025	—	—	—	17,606	—	—	1,357,775

Nicholas Corcoran	—	114,188	228,375	456,750	—	—	—	—
	2/24/2025	—	—	—	—	19,079	77.12	976,166
	2/24/2025	—	—	—	12,676	—	—	977,573

Anil Ranganath	—	104,000	208,000	416,000	—	—	—	—
	2/24/2025	—	—	—	—	8,479	77.12	433,823
	2/24/2025	—	—	—	5,634	—	—	434,494

(1)

Amounts represent the threshold, target, and maximum annual cash bonus opportunities of our named executive officers under our annual bonus program. See “Compensation Discussion and Analysis — Annual Bonuses” above for additional details. The actual amounts paid to our named executive officers under our annual bonus program for 2025 are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(2)	Amounts represent the number of RSUs granted to our named executive officers in 2025. See “Compensation Discussion and Analysis — Equity Incentive Awards” above for additional details.

(3)

Amounts represent the number of shares of our common stock subject to stock options granted to our named executive officers in 2025. See “Compensation Discussion and Analysis — Equity Incentive Awards” above for additional details.

(4)	Amounts represent the exercise price for the stock options granted to our named executive officers in 2025.

(5)

Amounts represent the grant date fair value of RSUs or stock options, as applicable, granted in 2025, determined in accordance with FASB ASC Topic 718, disregarding the effect of forfeitures. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during 2025. For a more detailed description of the assumptions used for purposes of determining grant date fair value see Note 9 to the consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2025. For RSUs, the grant date fair value was calculated by multiplying the closing price of the underlying shares of our common stock on the date of grant by the number of RSUs granted.

TransMedics Group, Inc. 2026 Proxy Statement	39

Executive Compensation

Outstanding Equity Awards at 2025 Year-End

The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2025.

		Option Awards				Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)

Waleed H. Hassanein, M.D.	265,714	—		16.00	4/30/2029	—		—
	153,000	—		16.14	2/27/2030	—		—
	310,000	—		38.46	2/24/2031	—		—
	85,833	10,417	(2)	13.28	2/22/2032	—		—
	40,491	16,674	(2)	66.10	2/20/2033	—		—
	—	—		—	—	12,444	(3)	1,513,813
	25,961	30,684	(2)	83.14	2/23/2034	—		—
	—	—		—	—	24,503	(4)	2,980,790
	18,788	71,397	(2)	73.00	2/25/2035	—		—
	—	—		—	—	59,781	(5)	7,272,359

Gerardo Hernandez	4,730	14,192	(6)	69.84	12/9/2034	—		—
	—	—		—	—	9,347	(7)	1,137,063
	1,103	4,196	(2)	77.12	2/24/2035	—		—
	—	—		—	—	3,521	(8)	428,330

Tamer Khayal, M.D.	5,834	—		38.46	2/24/2031	—		—
	13,000	2,167	(2)	13.28	2/22/2032	—		—
	6,257	5,841	(2)	66.10	2/20/2033	—		—
	—	—		—	—	4,358	(3)	530,151
	8,565	10,125	(2)	83.14	2/23/2034	—		—
	—	—		—	—	8,084	(4)	983,419
	5,520	20,979	(2)	77.12	2/24/2035	—		—
	—	—		—	—	17,606	(8)	2,141,770

Nicholas Corcoran	6,577	5,345	(9)	66.10	2/20/2033	—		—
	—	—		—	—	6,442	(10)	783,669
	5,891	9,551	(2)	83.14	2/23/2034	—		—
	—	—		—	—	7,627	(4)	927,825
	3,974	15,105	(2)	77.12	2/24/2035	—		—
	—	—		—	—	12,676	(8)	1,542,035

Anil Ranganath	1,903	5,517	(11)	93.88	8/1/2033	—		—
	—	—		—	—	4,756	(12)	578,567
	1,765	6,714	(2)	77.12	2/24/2035	—		—
	—	—		—	—	5,634	(8)	685,376

40	TransMedics Group, Inc. 2026 Proxy Statement

Executive Compensation

(1)	Values for RSUs have been determined using the closing price of a share of our common stock as of December 31, 2025, the last trading day of 2025 ($121.65).

(2)

Options vest as to the underlying shares on a monthly basis over a four-year period from the grant date, which is ten years prior to the applicable expiration date listed in the table above, generally subject to continued service through each such vesting date.

(3)	RSUs vest as to one-third (1/3) of the RSUs on each of the first three anniversaries of February 20, 2023, generally subject to continued service through each such vesting date.

(4)	RSUs vest as to one-third (1/3) of the RSUs on each of the first three anniversaries of February 23, 2024, generally subject to continued service through each such vesting date.

(5)	RSUs vest as to one-third (1/3) of the RSUs on each of the first three anniversaries of February 25, 2025, generally subject to continued service through each such vesting date.

(6)

Option vested as to 25% of the underlying shares on December 2, 2025, and vests as to the remainder of the underlying shares on a monthly basis over three years thereafter, generally subject to continued service through each such vesting date.

(7)	RSUs vest as to 25% of the RSUs on each of the first four anniversaries of December 2, 2024, generally subject to continued service through each such vesting date.

(8)	RSUs vest as to one-third (1/3) of the RSUs on each of the first three anniversaries of February 24, 2025, generally subject to continued service through each such vesting date.

(9)

Option vested as to 25% of the underlying shares on January 23, 2024, and vests as to the remainder of the underlying shares on a monthly basis over three years thereafter, generally subject to continued service through each such vesting date.

(10)	RSUs vest as to 25% of the RSUs on each of the first four anniversaries of January 23, 2023, generally subject to continued service through each such vesting date.

(11)

Option vested as to 25% of the underlying shares on June 5, 2024, and vests as to the remainder of the underlying shares on a monthly basis over three years thereafter, generally subject to continued service through each such vesting date.

(12)	RSUs vest as to 25% of the RSUs on each of the first four anniversaries of June 5, 2023, generally subject to continued service through each such vesting date.

Option Exercises and Stock Vested

The following table sets forth certain information for each of our named executive officers regarding stock options exercised and stock awards vested during 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Waleed H. Hassanein, M.D.	—	—	24,696	1,820,431

Gerardo Hernandez	—	—	3,116	441,755

Tamer Khayal, M.D.	1,083	70,817	8,401	619,705

Nicholas Corcoran	—	—	7,036	475,953

Anil Ranganath	3,000	156,360	2,378	322,433

(1)

The amounts reported in this column are based on the per share closing price of a share of our common stock on the Nasdaq Stock Market on the date the applicable stock options were exercised and represent the difference between such closing price and the exercise price of the stock option, multiplied by the number of shares acquired upon exercise.

(2)

The amounts reported in this column are based on the per share closing price of a share of our common stock on the Nasdaq Stock Market on the date the applicable stock awards vested, multiplied by the number of shares acquired upon vesting.

Pension Benefits and Nonqualified Deferred Compensation

None of our named executive officers participated in or received benefits from a pension plan or from a nonqualified deferred compensation plan during 2025 or in any prior year.

TransMedics Group, Inc. 2026 Proxy Statement	41

Executive Compensation

Potential Payments Upon Termination or Change in Control

We have entered into offer letters with Mr. Hernandez, Dr. Khayal, and Mr. Corcoran that set forth the initial terms and conditions of the executive’s employment with us. We have also entered into a retention agreement with each of Dr. Hassanein and Dr. Khayal that provides for severance payments and benefits in the event the named executive officer’s employment is terminated in certain circumstances. Mr. Corcoran’s offer letter provides for severance payments and benefits in connection with certain terminations of employment. Prior to his transition from Senior Vice President, General Counsel & Corporate Secretary of the Company to a non-executive employee of the Company, we had been party to an offer letter and a retention agreement with Mr. Ranganath. In connection with his transition, we entered into the Ranganath Transition Agreement with Mr. Ranganath. In addition, each of our named executive officers has entered into an invention and non-disclosure agreement and a non-competition and non-solicitation agreement with us. The material terms of these agreements are summarized below. As used in the summary below, the terms “cause,” “disability,” “good reason” and “change in control” have the meanings set forth in the applicable agreement.

Dr. Hassanein. Pursuant to his retention agreement, Dr. Hassanein is entitled to severance payments and benefits in the event we terminate his employment other than for cause (and other than due to his death or disability) or if Dr. Hassanein resigns for good reason. If his employment terminates in such circumstances, Dr. Hassanein will be entitled to receive (i) an amount equal to the sum of his highest annual base salary during the preceding three years and his highest annual bonus during the preceding three years, payable in 12 monthly installments; (ii) Company-provided benefits for up to 12 months; (iii) an additional 12 months of service credit for purposes of eligibility for any retiree benefits; and (iv) any accrued but unpaid compensation and benefits, including a prorated annual bonus for the year in which his employment terminates, based on Dr. Hassanein’s annual bonus for the preceding year, subject, in each case, to his execution of a release of claims and compliance with the material provisions of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement with us. If his employment terminates in such circumstances either in connection with or in anticipation of, or within 24 months following, a change in control, then, in lieu of the payments and benefits described above, Dr. Hassanein will be entitled to receive (A) an amount equal to one and one-half (1.5) times the sum of his highest annual base salary during the preceding three years and his highest annual bonus during the preceding three years, payable in a lump sum; (B) Company-provided benefits for up to 18 months; (C) an additional 18 months of service credit for purposes of eligibility for any retiree benefits; (D) accelerated vesting of all of his then-outstanding and unvested stock options, restricted stock, and other equity-based awards; and (E) any accrued but unpaid compensation and benefits, including a prorated annual bonus for the year in which his employment terminates, based on Dr. Hassanein’s annual bonus for the preceding year.

Mr. Hernandez. Pursuant to his retention agreement, Mr. Hernandez is entitled to severance payments and benefits in the event we terminate his employment other than for cause (and other than due to his death or disability) or if Mr. Hernandez resigns for good reason. If his employment terminates in such circumstances after the 12-month anniversary of the date he commenced employment and prior to a change in control, Mr. Hernandez will be entitled to receive (i) an amount equal to the sum of his highest annual base salary during the preceding three years and his highest annual bonus during the preceding three years (reduced by any noncompetition payments payable to Mr. Hernandez during the same period), payable in 12 monthly installments; (ii) Company-provided group health insurance benefits for up to 12 months; and (iii) any accrued but unpaid compensation and benefits, including a prorated annual bonus for the year in which his employment terminates, based on Mr. Hernandez’s annual bonus for the preceding year, subject, in each case, to his execution of a release of claims and compliance with the material provisions of any employment, consulting, advisory, nondisclosure, noncompetition or similar agreement with us. If his employment terminates in such circumstances either in connection with or in anticipation of, or within 24 months following, a change in control, then, in lieu of the payments and benefits described above, Mr. Hernandez will be entitled to receive (A) an amount equal to the sum of (x) one and one-half (1.5) times his highest annual base salary during the preceding three years, (y) his highest annual bonus during the preceding three years, and (z) his target annual bonus for the year in which his employment terminates, payable in a lump sum; (B) Company-provided group health insurance benefits for up to 18 months; (C) accelerated vesting of all of his then-outstanding and unvested stock options, restricted stock units, and other equity-based awards (with any performance-based equity awards vesting at target levels); and (D) any accrued but unpaid compensation and benefits, including a prorated annual bonus for the year in which his employment terminates, based on Mr. Hernandez’s annual bonus for the preceding year.

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Dr. Khayal. Pursuant to his retention agreement, Dr. Khayal is entitled to severance payments and benefits in the event we terminate his employment other than for cause (and other than due to his death or disability) or if Dr. Khayal resigns for good reason. If his employment terminates in such circumstances, Dr. Khayal will be entitled to receive (i) an amount equal to three-fourths (.75) times the sum of his highest annual base salary during the preceding three years and his highest annual bonus during the preceding three years, payable in nine monthly installments; (ii) Company-provided benefits for up to nine months; (iii) an additional nine months of service credit for purposes of eligibility for any retiree benefits; and (iv) any accrued but unpaid compensation and benefits, including a prorated annual bonus for the year in which his employment terminates, based on Dr. Khayal’s annual bonus for the preceding year, subject, in each case, to his execution of a release of claims and compliance with the material provisions of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement with us. If his employment terminates in such circumstances either in connection with or in anticipation of, or within 24 months following, a change in control, then, in lieu of the payments and benefits described above, Dr. Khayal will be entitled to receive (A) an amount equal to the sum of his highest annual base salary during the preceding three years and his highest annual bonus during the preceding three years, payable in a lump sum; (B) Company-provided benefits for up to 12 months; (C) an additional 12 months of service credit for purposes of eligibility for any retiree benefits; (D) accelerated vesting of all of his then-outstanding and unvested stock options, restricted stock, and other equity-based awards; and (E) any accrued but unpaid compensation and benefits, including a prorated annual bonus for the year in which his employment terminates, based on Dr. Khayal’s annual bonus for the preceding year.

Mr. Corcoran. Pursuant to his offer letter, Mr. Corcoran is entitled to severance payments and benefits in the event we terminate his employment other than for cause (and other than due to his death or disability) or if Mr. Corcoran resigns for good reason. If his employment terminates in such circumstances after the 12-month anniversary of the date he commenced employment and prior to a change in control, Mr. Corcoran will be entitled to receive (i) continued base salary for six months (reduced by any noncompetition payments payable to Mr. Corcoran during the same period), payable on regularly scheduled pay periods; (ii) any earned but unpaid annual bonus for the preceding year; (iii) Company-provided group health insurance benefits for up to six months; and (iv) accrued but unpaid salary and pay for accrued but unused vacation, subject, in each case, to his execution of a release of claims and compliance with the material provisions of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement with us. If his employment terminates in such circumstances after the 12-month anniversary of the date he commenced employment and within 24 months following a change in control, then, in lieu of the payments and benefits described above, Mr. Corcoran will be entitled to receive (A) continued base salary for nine months (reduced by any noncompetition payments payable to Mr. Corcoran during the same period), payable on regularly scheduled pay periods; (B) his target annual bonus for the year in which his employment terminates; (C) Company-provided group health insurance benefits for up to nine months; (D) accelerated vesting of all of his then-outstanding and unvested stock options and other equity-based awards (with any performance-based equity awards vesting at target levels); and (E) accrued but unpaid salary and pay for accrued but unused vacation.

Mr. Ranganath. In connection with Mr. Ranganath’s transition, we entered into the Ranganath Transition Agreement, which provides for the following severance payments and benefits in connection with his termination of employment expected to occur on June 7, 2026: (i) an amount equal to three-fourths (.75) times the sum of his highest annual base salary during the preceding three years ($416,000) and his highest annual bonus during the preceding three years ($208,000), payable in nine monthly installments; (ii) Company-provided group health insurance benefits for up to nine months; and (iii) a prorated annual bonus for 2026, based on Mr. Ranganath’s annual bonus for 2025, subject, in each case, to his execution of a release of claims and compliance with any nondisclosure, noncompetition or similar agreement with us.

If Mr. Ranganath’s employment is terminated for any reason other than a termination of employment without cause prior to June 7, 2026, he would be entitled to receive the severance payments and benefits set forth in his prior retention agreement for the applicable type of termination. In the event his employment is terminated without cause prior to such date, he would be entitled to receive the severance payments and benefits set forth in the Ranganath Transition Agreement described above. Pursuant to his retention agreement, Mr. Ranganath was entitled to severance payments and benefits in the event we terminated his employment other than for cause (and other than due to his death or disability) or if Mr. Ranganath resigned for good reason. If his employment terminated in such circumstances after the 12-month anniversary of the date he commenced employment and prior to a change in control, Mr. Ranganath would have been entitled to receive (i) an amount equal to three-fourths (.75) times the sum of his highest annual base salary during the preceding three years and his highest annual bonus during the preceding three years (reduced by any noncompetition payments payable to Mr. Ranganath during the same period), payable in nine monthly installments; (ii) Company-provided

TransMedics Group, Inc. 2026 Proxy Statement	43

Executive Compensation

group health insurance benefits for up to nine months; and (iii) any accrued but unpaid compensation and benefits, including a prorated annual bonus for the year in which his employment terminated, based on Mr. Ranganath’s annual bonus for the preceding year, subject, in each case, to his execution of a release of claims and compliance with the material provisions of any employment, consulting, advisory, nondisclosure, noncompetition or similar agreement with us. In addition, pursuant to his retention agreement, if his employment terminated in such circumstances either in connection with or in anticipation of, or within 24 months following, a change in control, then, in lieu of the payments and benefits described above, Mr. Ranganath would have been entitled to receive (A) an amount equal to the sum of his highest annual base salary during the preceding three years and his highest annual bonus during the preceding three years, payable in a lump sum; (B) Company-provided group health insurance benefits for up to 12 months; (C) accelerated vesting of all of his then-outstanding and unvested stock options, restricted stock units, and other equity-based awards (with any performance-based equity awards vesting at target levels); and (D) any accrued but unpaid compensation and benefits, including a prorated annual bonus for the year in which his employment terminated, based on Mr. Ranganath’s annual bonus for the preceding year.

Restrictive Covenants. Each of our named executive officers has entered into an invention assignment and non-disclosure agreement and a noncompetition and non-solicitation agreement with us that contain covenants relating to the disclosure of proprietary and confidential information and the assignment of inventions, and non-competition, no-hire and employee and customer non-solicitation covenants that apply for one year following the termination of the named executive officer’s employment with us.

280G Better Of Provision. Each of the retention agreements described above provides that we will not be obligated to provide any payments or benefits to the named executive officer that would constitute “excess parachute payments” within the meaning of Section 280G of the Code, unless such payments and benefits would result in a greater after-tax amount to the named executive officer than if the payments and benefits were reduced so that no amount was subject to the excise tax imposed with respect to such payments (to the extent applicable).

44	TransMedics Group, Inc. 2026 Proxy Statement

Executive Compensation

Estimated Severance Payments

The table below sets forth the change in control and severance benefits that would be payable to each of our named executive officers if his employment terminated under the circumstances described below, in each case, on December 31, 2025. No benefits would be payable upon a change in control without an associated termination of employment.

Name	Benefit Continuation ($)	Severance ($)	Acceleration of Unvested Equity-Based Awards ($)	Total

Waleed H. Hassanein, M.D.

Voluntary Termination/Retirement	—	—	—	—

Termination prior to Change in Control without Cause or for Good Reason	26,225	2,200,000	—	2,226,225

Termination following Change in Control without Cause or for Good Reason	39,338	3,300,000	18,477,197	21,816,535

Resignation without Good Reason following Change in Control; Termination for Death or Disability	—	—	—	—

Termination for Cause; Resignation without Good Reason	—	—	—	—

Gerardo Hernandez

Voluntary Termination/Retirement	—	—	—	—

Termination prior to Change in Control without Cause or for Good Reason	26,225	1,025,000	—	1,051,225

Termination following Change in Control without Cause or for Good Reason	39,338	1,575,000	2,487,528	4,101,866

Resignation without Good Reason following Change in Control; Termination for Death or Disability	—	—	—	—

Termination for Cause; Resignation without Good Reason	—	—	—	—

Tamer Khayal, M.D.

Voluntary Termination/Retirement	—	—	—	—

Termination prior to Change in Control without Cause or for Good Reason	19,669	808,920	—	828,589

Termination following Change in Control without Cause or for Good Reason	26,225	1,078,560	5,538,753	6,643,538

Resignation without Good Reason following Change in Control; Termination for Death or Disability	—	—	—	—

Termination for Cause; Resignation without Good Reason	—	—	—	—

Nicholas Corcoran

Voluntary Termination/Retirement	—	—	—	—

Termination prior to Change in Control without Cause or for Good Reason	13,113	228,375	—	241,488

Termination following Change in Control without Cause or for Good Reason	19,669	570,938	4,590,879	5,181,485

Resignation without Good Reason following Change in Control; Termination for Death or Disability	—	—	—	—

Termination for Cause; Resignation without Good Reason	—	—	—	—

Anil Ranganath

Voluntary Termination/Retirement	—	—	—	—

Termination prior to Change in Control without Cause or for Good Reason	—	468,000	—	468,000

Termination following Change in Control without Cause or for Good Reason	—	624,000	1,716,125	2,340,125

Resignation without Good Reason following Change in Control; Termination for Death or Disability	—	—	—	—

Termination for Cause; Resignation without Good Reason	—	—	—	—

(1)	Benefit continuation amounts are calculated based on the cost of premiums under our group health plans as of December 31, 2025.

(2)

Severance amounts are the amounts payable under the applicable named executive officer’s retention agreement or offer letter (or Transition Agreement, for Mr. Ranganath) under the circumstances described above.

(3)

Acceleration of Unvested Equity-Based Awards amounts reflect the value of stock options and RSUs that would accelerate upon a termination of employment by the Company without cause or a resignation by our named executive officers for good reason in connection with or in anticipation of, or within 24 months following, a change in control. Values for equity-based awards have been determined using the closing price of a share of our common stock on December 31, 2025, the last trading day of 2025 ($121.65).

TransMedics Group, Inc. 2026 Proxy Statement	45

Executive Compensation

CEO Pay Ratio

Under SEC rules, we are required to disclose the ratio of our CEO’s annual total compensation to the median of the annual total compensation of all of our other employees. We determined that the 2025 median of the annual total compensation of all of our employees who were employed as of December 31, 2025, other than our CEO, Dr. Hassanein, was $127,304. Dr. Hassanein’s 2025 annual total compensation was $10,915,533 (as reported in our Summary Compensation Table above). Based on the foregoing, our estimate of the ratio of Dr. Hassanein’s annual total compensation to the median annual total compensation of all of our other employees was 86 to 1.

As of December 31, 2025, our total population, excluding Dr. Hassanein, consisted of 897 employees located in the United States, France, Germany, Ireland, Italy and the Netherlands. Pursuant to SEC rules, we excluded all of our non-U.S. employees (1 employee located in France, 6 employees located in Germany, 1 employee located in Ireland, 21 employees located in Italy, and 1 employee located in the Netherlands) for purposes of identifying our median employee. After applying this exemption, the employee population, excluding Dr. Hassanein, used for purposes of identifying the median employee consisted of 867 employees. To identify the median employee, we used Box 5 W-2 data for all such 867 individuals (with the exception of Dr. Hassanein) employed by us on December 31, 2025, annualizing such data for those individuals employed by us for less than the full year of 2025. We then calculated the annual compensation of the median employee using the same methodology used to calculate Dr. Hassanein’s compensation for the Summary Compensation Table.

We believe that the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, our ratio may not be comparable to the ratios disclosed by other companies based on a number of factors, including differences in employee populations, different geographic distributions of employees, and the nature of the companies’ businesses.

46	TransMedics Group, Inc. 2026 Proxy Statement

Executive Compensation

Pay Versus Performance Disclosure
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive “Compensation Actually Paid” (“CAP”) and certain performance measures for the fiscal years listed below. The Compensation Discussion & Analysis (“CD&A”) describes the compensation setting process for our executive officers, which is done independently from the disclosure requirements.
Pay Versus Performance
The following table provides the information required for our NEOs for each of the fiscal years ended December 31, 2025, December 31, 2024, December 31, 2023, December 31, 2022, and December 31, 2021 along with the required financial information required for each fiscal year. CAP is calculated in accordance with SEC rules and includes the increase or decrease in value of certain elements of compensation over each fiscal year, including compensation granted in a prior year. CAP does not correlate to the total amount of cash or equity compensation paid or received during each fiscal year. The calculations do not reflect the actual sale of stock underlying equity awards or the exercise of stock options by the executive, and the amount of compensation ultimately received may, in fact, be different from the CAP amounts disclosed in the table below:

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income (Loss) (in millions)	Revenue (in millions)
	$	$	$	$	$	$	$	$

2025	10,915,533	26,167,148	2,410,842	5,117,411	611.31	99.39	190.3	605.5

2024	8,199,136	9,626,783	2,983,724	2,398,149	313.32	81.07	35.5	441.5

2023	6,758,070	12,840,624	2,493,824	3,227,815	396.63	81.77	(25.0)	241.6

2022	3,287,862	25,221,304	958,883	4,539,307	310.15	76.75	(36.2)	93.5

2021	7,370,365	5,172,951	1,441,564	1,070,396	96.28	96.45	(44.2)	30.3

(1)	For all years reported, the principal executive officer (“PEO”) was Waleed H. Hassanein, M.D.

(2)	Non-PEO NEOs reflect the following executives for each covered fiscal year:
2025: Gerardo Hernandez, Tamer Khayal, M.D., Nicholas Corcoran, Anil Ranganath;
2024: Gerardo Hernandez, Tamer Khayal, M.D., Nicholas Corcoran, Anil Ranganath, Stephen Gordon;
2023: Stephen Gordon, Tamer Khayal, M.D., Nicholas Corcoran, Anil Ranganath;
2022: Stephen Gordon, Tamer Khayal, M.D., Miriam Provost, Laura Damme; and
2021: Stephen Gordon, Tamer Khayal, M.D., Miriam Provost, Laura Damme.

TransMedics Group, Inc. 2026 Proxy Statement	47

Executive Compensation

(3)	Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate CAP are shown in the tables below.

	2025	2024	2023	2022	2021
	$	$	$	$	$

Summary Compensation Table Total	10,915,533	8,199,136	6,758,070	3,287,862	7,370,365

Adjustments for Stock and Option Awards

Adjustment for grant date fair values in the Summary Compensation Table	(8,724,160)	(6,096,424)	(4,940,574)	(1,825,900)	(6,377,940)

Year-end fair value of unvested awards granted in the covered fiscal year	13,606,442	3,958,387	5,365,601	10,641,357	2,075,714

Year-over-year difference of year-end fair values for unvested awards granted in prior years that remained outstanding at the covered fiscal year end	4,892,258	(2,382,164)	3,440,246	8,789,181	(136,012)

Fair values at vest date for awards granted and vested in covered fiscal year	1,546,395	971,689	532,735	1,647,831	949,688

Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years and vesting in the covered fiscal year	3,941,653	4,976,159	1,684,546	2,680,973	1,291,136

Compensation Actually Paid (as calculated)	26,167,148	9,626,783	12,840,624	25,221,304	5,172,951

	Average CAP to Non-PEO NEOs
	2025	2024	2023	2022	2021
	$	$	$	$	$

Summary Compensation Table Total	2,410,842	2,983,724	2,493,824	958,883	1,441,564

Adjustments for Stock and Option Awards

Adjustment for grant date fair values in the Summary Compensation Table	(1,519,574)	(2,053,545)	(1,738,234)	(328,662)	(977,265)

Year-end fair value of unvested awards granted in the covered fiscal year	2,228,435	1,079,261	1,822,445	1,915,468	318,056

Year-over-year difference of year-end fair values for unvested awards granted in prior years that remained outstanding at the covered fiscal year end	1,201,674	(371,623)	372,583	1,344,252	(16,871)

Fair values at vest date for awards granted and vested in covered fiscal year	250,719	188,739	93,271	296,601	145,504

Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years and vesting in the covered fiscal year	545,315	571,594	183,926	352,765	159,408

Compensation Actually Paid (as calculated)	5,117,411	2,398,149	3,227,815	4,539,307	1,070,396

48	TransMedics Group, Inc. 2026 Proxy Statement

Executive Compensation

(4)
The valuation of RSU awards included as part of CAP was based on the grant date closing price and the closing price on the applicable vesting date or fiscal year end. The following summarizes the valuation assumptions used for stock option awards included as part of CAP:

a.	Expected life of each stock option is based on the “simplified method” using an average of the remaining vesting period and remaining term, as of the applicable vesting date or fiscal year end.
b.	The exercise price is based on each grant date closing price and fair value is based on the closing price on the applicable vesting date or fiscal year end.
c.	Risk free rate is based on the Treasury Constant Maturity rate closest to the remaining expected life as of the applicable vesting date or fiscal year end.
d.
Historical volatility is based on the daily price history for each year of remaining expected life prior to each applicable vesting date or fiscal year end; closing prices are provided by S&P Capital IQ and are adjusted for dividends and splits.

e.	Annual dividend yield on each applicable vesting date or fiscal year end is assumed to be zero.

(5)	The following table illustrates the valuation assumptions as of the vesting date for stock options that vested in each of the covered fiscal years:

	2025	2024	2023	2022	2021

Expected volatility	67.69% - 76.88%	72.02% - 77.95%	71.79% - 77.78%	69.15% - 76.30%	64.38% - 72.22%

Expected dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%

Expected term, in years	3.0 - 5.0	3.0 - 5.0	3.0 - 5.0	3.2 - 5.0	3.0 - 5.0

Risk-free interest rate	3.44% - 4.45%	3.44% - 4.81%	3.54% - 4.91%	0.97% - 4.48%	0.19% - 1.34%

(6)
The amounts reported in this column represent the cumulative total return on $100 invested in the Company’s common stock as of December 31, 2020 through the last trading day for the applicable fiscal year in the table. The Company has not paid any dividends since its IPO.

(7)
The amounts reported in this column represent the weighted cumulative total return on $100 invested as of December 31, 2020 through the last trading day for the applicable fiscal year in the table, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group total shareholder return set forth in this table utilizes the Nasdaq Healthcare Index (IXHC), which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report on Form
10-K
for the year ended December 31, 2025. The return of this index is calculated assuming reinvestment of dividends during the period presented.

(8)	The amounts reported in this column represent the amount of net income (loss) reflected in the Company’s audited financial statements for the applicable year.

(9)
The amounts reported in this column represent revenue, our Company-Selected Measure, which we believe is the most important financial measure used to link compensation actually paid to our named executive officers to Company performance for 2025. The amounts represent the amount of revenue reflected in the Company’s audited financial statements for the applicable year.

Tabular List of Financial Performance Measures
As described in greater detail in the CD&A, we have a significant focus on pay-for-performance.
The most important financial and
non-financial
performance measures used to link CAP (as calculated in accordance with the SEC rules) to our NEOs in 2025 to our performance were:

•	Revenue target of $545M;

•	Initiation of a US Lung clinical program and enrolling approximately 150 OCS cases by December 31, 2025;

•	Initiation of a US Heart clinical program and enrolling approximately 150 heart cases by December 31, 2025;

•	Initiation of OCS Liver NOP programs in six new US liver centers by December 31, 2025;

•	Maintain positive EBITDA for all four quarters of 2025;

•	Launch of NOP Connect to manage all NOP services by June 30, 2025;

•	Establish OCS NOP program in two countries outside the United States by December 31, 2025;

•	Complete MES and Workday headcount planning modules by September 30, 2025 and develop business digital transformation roadmap by December 31, 2025;

TransMedics Group, Inc. 2026 Proxy Statement	49

Executive Compensation

•	Complete the architectural design of the fully-automated and remote-controlled OCS NextGen Tech platform and initiate key third-party developers by December 31, 2025; and

•	Complete the architectural design of OCS Kidney by December 31, 2025.
Narrative
Disclosure: Pay Versus Performance Table
The graphs below provide a description of CAP (as calculated in accordance
with the SEC rules) to our NEOs and the following measures:

•	TransMedics’ cumulative TSR and Peer Group (NASDAQ Healthcare Index ) cumulative TSR;

•	TransMedics’ Net Income (Loss); and

•	the Company Selected Measure, which for TransMedics is Revenue.

50	TransMedics Group, Inc. 2026 Proxy Statement

Executive Compensation

TransMedics Group, Inc. 2026 Proxy Statement	51

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2025 with respect to our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and rights (Column a)	Weighted- average Exercise Price of Outstanding Options, Warrants and Rights (Column b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (Column c)

Equity Compensation Plans Approved by Security Holders(1)	2,029,865	39.80	589,018

Equity Compensation Plans Not Approved by Shareholders(2)	564,568	63.67	429,145

Total	2,594,433	44.99	1,018,163

(1)

Includes the TransMedics Group, Inc. Amended and Restated 2019 Stock Incentive Plan, the TransMedics Group, Inc. Amended and Restated 2014 Stock Incentive Plan, and the TransMedics Group, Inc. Employee Stock Purchase Plan.

(2)	Includes the TransMedics Group, Inc. Inducement Plan, pursuant to which equity awards may be granted to new employees in accordance with Nasdaq Listing Rule 5635(c)(4).

(3)	The weighted average exercise price in Column (b) excludes RSUs, which do not have an exercise price.

Required Vote of Shareholders

Approval of the proposal requires a majority of the votes cast by holders of shares of common stock who are present by remote communication or by proxy at a meeting at which a quorum is present is required to approve this proposal

Our Board recommends that you vote FOR the proposal to approve the amendment to the TransMedics Group, Inc. Amended and Restated 2019 Stock Incentive Plan.

52	TransMedics Group, Inc. 2026 Proxy Statement

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

We operate in accordance with a written charter adopted by our Board and reviewed annually by the Audit Committee. We are responsible for overseeing the quality and integrity of TransMedics Group, Inc.’s accounting, auditing and financial reporting practices and internal controls. In accordance with the rules of the SEC and Nasdaq, the Audit Committee is composed entirely of members who are independent, as defined by the listing standards of Nasdaq and TransMedics Group, Inc.’s Corporate Governance Guidelines. Further, our Board has determined that three of our members (Mr. Gunderson, Mr. Kania, and Ms. Raines) are Audit Committee financial experts as defined by the rules of the SEC.

The Audit Committee met six times during fiscal year 2025. Each meeting was attended by TransMedics Group, Inc.’s management and five of the meetings were attended by PricewaterhouseCoopers LLP (“PwC”), TransMedics Group, Inc.’s independent registered public accounting firm. At these meetings, the Audit Committee, among other matters, reviewed and discussed the annual audited and quarterly financial statements and the Company’s earnings press releases.

We believe that we fully discharged our oversight responsibilities as described in our charter, including with respect to the audit process. We reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2025, with management and PwC. Management has the responsibility for the preparation of TransMedics Group Inc.’s financial statements and the effectiveness of internal control over financial reporting and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations, and PwC has the responsibility for the audit of the Company’s financial statements. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 and the SEC. We received the written disclosures and the letter from PwC pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the PCAOB, concerning any relationships between PwC and TransMedics Group, Inc. and the potential effects of any disclosed relationships on PwC’s independence, and discussed with PwC its independence. We reviewed with PwC their audit plans, audit scope, identification of audit risks and their audit efforts, and discussed and reviewed the results of PwC’s examination of TransMedics Group, Inc.’s financial statements both with and without management.

The Audit Committee considered any fees paid to PwC for the provision of non-audit related services and does not believe that these fees compromise PwC’s independence in performing the audit.

Based on these reviews and discussions with management and PwC, we approved the inclusion of TransMedics Group, Inc.’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC. We also have selected PwC as the independent registered public accounting firm for the fiscal year ended December 31, 2026, subject to ratification by TransMedics Group, Inc.’s shareholders.

Audit Committee

Merilee Raines (Chairperson)

Edward M. Basile

Edwin M. Kania, Jr.

Thomas J. Gunderson

TransMedics Group, Inc. 2026 Proxy Statement	53

Certain Relationships and Related Person Transactions

The following is a description of transactions since January 1, 2025 to which we have been a participant in which the amount involved, exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Officer and Director Compensation.”

Investor Rights Agreement

We are a party to an amended and restated investor rights agreement, dated as of May 6, 2019 (the “Investor Rights Agreement”), with holders of our common stock, including some of our directors and 5% shareholders and their affiliates and entities affiliated with our officers and directors. The Investor Rights Agreement provides these holders the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. In addition, under the Investor Rights Agreement, certain holders of warrants to purchase shares of our common stock following exercise of the warrants have, with respect to the shares acquired on exercise of the warrants, the same rights to require us to register those shares as the other investor parties to the Investor Rights Agreement.

Employment Arrangements

Dr. Amira Hassanein, the sister of Waleed H. Hassanein, M.D., our President and Chief Executive Officer, is employed by us as Product Director for OCS Lung Program and reports to our Chief Commercial Officer. Her compensation, including salary and bonus, earned in the fiscal year ended December 31, 2025 was $664,325, consistent with other employees at her level and responsibility. She also participated and currently participates in company benefit plans generally available to similarly situated employees.

Director and Officer Indemnification and Directors’ and Officers’ Liability Insurance

Our Articles of Organization provide that we will indemnify our directors and officers to the fullest extent permitted by Massachusetts law. In addition, we have entered into indemnification agreements with our directors and officers. We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Related Person Transaction Policy

Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. Other than payment of compensation to Dr. Amira Hassanein for the fiscal year ended December 31, 2025, all of the transactions described in this section occurred prior to the adoption of this policy.

54	TransMedics Group, Inc. 2026 Proxy Statement

Executive Officers

The below table identifies and sets forth certain biographical and other information regarding our executive officers as of March 31, 2026. There are no family relationships among any of our executive officers or directors.

Name	Age	Position

Waleed H. Hassanein, M.D.	57	President, Chief Executive Officer and Director

Gerardo Hernandez	55	Chief Financial Officer and Treasurer

Giovanni Cecere	51	Chief Commercial Officer

Nicholas Corcoran	44	Senior Vice President of Supply Chain and Operations

Matthew Forsyth	61	Senior Vice President, General Counsel and Corporate Secretary

Executive Officers

The background of Waleed H. Hassanein, M.D. is described above under “Proposal 1 — Election of Directors.”

Gerardo Hernandez, age 55, has served as our Chief Financial Officer and Treasurer since December 2024. Prior to joining TransMedics, Mr. Hernandez served as Vice President Finance, Head of Corporate Financial Planning and Analysis at Alnylam Pharmaceuticals from 2020 to 2024 where he supported the company through its transformation from a U.S. clinical-stage organization to a global commercial enterprise. He led its global performance analysis and its financial planning processes. Before joining Alnylam, Mr. Hernandez served as Head of Corporate Financial Planning & Analysis Integration of Takeda Pharmaceuticals Co Ltd from January 2019 until January 2020. Prior to that, he held various roles at Shire plc, including Head of Corporate Financial Planning & Analysis from December 2010 until its acquisition by Takeda in January 2019. Mr. Hernandez held roles in the finance organization of Unilever plc from September 1994 until June 2010. Mr. Hernandez received a Bachelor of Science Degree in Finance from the University of Wisconsin, La Crosse and an MBA in Strategy and Economics from Fundação Getulio Vargas, Sao Paulo, Brazil.

Giovanni Cecere, age 51, has served as our Chief Commercial Officer since February 2026. Prior to joining TransMedics, Mr. Cecere served as the Founder, President and Chief Executive Officer at InvoSurg, Inc., a cardiopulmonary equipment distribution business, from 2010 to 2026. Prior to InvoSurg, he held various sales management roles at Medtronic plc, a healthcare technology company, from 2007 to 2010 and 2022 to 2026. Prior to Medtronic, Mr. Cecere served in clinical and marketing roles at TransMedics from 2002 to 2006. Mr. Cecere received a Bachelor of Science in Biology from Boston College and a Master’s Degree in Cardiovascular Perfusion from Northeastern University.

Nicholas Corcoran, age 44, has served as our Senior Vice President of Supply Chain and Operations since January 2023. Prior to joining TransMedics, Mr. Corcoran served as Vice President of Division Operations (Joint Replacement) at Stryker Corporation since April 2022, managing the division’s entire supply chain, including internal manufacturing sites and external supply partners, and as Vice President of Division and Commercial Operations (Spine) from 2020 until 2022, Senior Director of Division Operations from 2018 until 2020, and previously as Director of Global Sourcing. Prior to Stryker, Mr. Corcoran also held a variety of supply chain and operations roles at Waters Corporation and Intel Corporation. Mr. Corcoran received a Bachelor’s Degree in Finance and Economics from South East Technological University and a Master’s of Business in Supply Chain Management from The Smurfit School of Business, University College Dublin.

Matthew Forsyth, age 61, has served as our Senior Vice President, General Counsel, and Corporate Secretary since March 9, 2026. Prior to joining TransMedics, Mr. Forsyth served as Vice President, Deputy General Counsel, Global Chief Commercial Counsel, and Head of Legal Operations at IDEXX Laboratories, Inc. since June 2015. IDEXX Laboratories develops, manufactures, and distributes diagnostic products and services and software solutions for companion animals, livestock, and poultry, as well as human point of care diagnostics and water quality testing solutions. Mr. Forsyth previously served as Vice President and Assistant General Counsel at Sapient Corporation from August 2001 to June 2015. Prior to these roles, Mr. Forsyth served as an attorney at Mintz Levin, focusing on Business & Finance and Employment & Labor law. Mr. Forsyth also served as a Legislative Assistant in the Office of Congressman Joseph E. Brennan. Mr. Forsyth holds a Bachelor’s Degree in Government and East Asian Studies from Harvard University and a Juris Doctorate from the University of California, Berkeley.

TransMedics Group, Inc. 2026 Proxy Statement	55

Proposal 3 Amendment to the TransMedics Group, Inc. Amended and Restated 2019 Stock Incentive Plan

Our 2019 Plan was originally approved by our shareholders in 2019 in connection with our initial public offering and was subsequently amended in 2023. On April 2, 2026, our Board adopted an amendment (the “2019 Stock Incentive Plan Amendment”) to the TransMedics Group, Inc. Amended and Restated 2019 Stock Incentive Plan (as amended by the 2019 Stock Incentive Plan Amendment, the “Amended Plan”), subject to shareholder approval. The 2019 Stock Incentive Plan Amendment (i) increases the number of shares of our common stock available for issuance thereunder by 2,750,000, (ii) extends the term of the Amended Plan until June 1, 2036, (iii) provides that, for awards granted on or after January 1, 2027, no portion of an award may be scheduled to vest prior to the date that is one year following the date the award is granted, and (iv) provides for “double-trigger” vesting of awards following a change in control. The material terms and features of the Amended Plan are described under “Summary of the Amended Plan” below.

If shareholders do not approve this Proposal 3, the 2019 Stock Incentive Plan Amendment will not become effective and the 2019 Plan will remain in effect in accordance with its terms. If shareholders do approve this Proposal 3, the Amended Plan will become effective as of the date of such shareholder approval.

REASONS TO VOTE FOR THIS PROPOSAL

Equity awards are an essential part of our compensation program

We believe that equity compensation has been, and will continue to be, an essential part of our compensation program. We view our employees as a key differentiator in the competitive marketplace in which we operate and believe that they are vital in driving our performance. We also believe that equity compensation is essential to successfully attract and retain talent.

Equity awards incentivize retention and increases in shareholder value

Our equity-based compensation program consists primarily of stock options and restricted stock units, as described in more detail in our Compensation Discussion and Analysis. Stock options provide value only if our stock price increases over time. We believe that equity awards have been and will continue to play an important role in incentivizing our employees and other service providers to drive increases in shareholder value.

The Amended Plan is consistent with principles of good corporate governance

Our Board believes that the Amended Plan will promote the interests of shareholders and is consistent with principles of good corporate governance, including:

•	No Evergreen Share Pool. The plan does not include an “evergreen” share pool that would increase the number of shares available without shareholder approval.

•	No Liberal Share Recycling. Shares used to satisfy tax withholding with respect to awards and the exercise price for stock options do not recycle back into the plan.

•

No Discounted Stock Options or Stock Appreciation Rights. All stock options and stock appreciation rights (“SAR”) under the plan must have an exercise or base value that is not less than the closing price of a share of our common stock on the date of grant (or, if no closing price is reported for that date, on the immediately preceding date on which a closing price was reported).

•	No Repricing. Other than in connection with certain corporate transactions affecting the Company, the plan prohibits any repricing of underwater stock options or SARs without shareholder approval.

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Proposal 3 Amendment to the TransMedics Group, Inc. Amended and Restated 2019 Stock Incentive Plan

•	No Automatic “Single-Trigger” Accelerated Vesting. The Amended Plan does not provide for automatic accelerated vesting of awards upon a change in control or other corporate transaction.

•	No Dividends or Dividend Equivalents on Unvested Awards. The Amended Plan prohibits the payment of dividends or dividend equivalents on unvested awards unless and until the awards vest.

•	One Year Minimum Vesting Period. The Amended Plan includes a one-year minimum vesting period for awards effective for awards granted on or after January 1, 2027.

Director Compensation Limit. The Amended Plan generally caps non-employee compensation at $750,000 per year ($1 million for a director’s first year) for services as a director.

We have significantly increased our headcount, and additional shares are necessary in order for us to meet our anticipated equity compensation needs

We have significantly increased our headcount since our 2019 Plan was initially adopted and since it was last amended. As of our IPO in 2019, when our 2019 Plan was initially adopted, we had approximately 92 employees. As of December 31, 2022, shortly before the last amendment to our 2019 Plan and our last share pool increase, our global headcount was 212 employees. As of December 31, 2025, our global headcount was 898 employees. As of March 25, 2026, there were 421,009 shares remaining available for issuance under the 2019 Plan. If shareholders do not approve the Amended Plan, our ability to grant equity awards to our employees and other service providers will be limited, which we believe would place us at a competitive disadvantage in the extremely competitive labor market in which we operate.

In determining the number of shares that would be available under the Amended Plan, our Board considered the number of equity awards we granted during the past three fiscal years, as well our anticipated needs in the future. Our share burn rate over our three most recently completed fiscal years is shown below:

Fiscal Year	Number of Shares Subject to Options Granted	Number of Shares Subject to Full-Value Awards Granted	Total Shares Subject to Awards Granted	Weighted Average Common Shares Outstanding for the Fiscal Year Period	Burn Rate

2025	352,045	391,079	743,124	33,993,468	2.2%

2024	379,828	258.025	637,853	33,229,953	1.9%

2023	639,045	367,898	1,006,943	32,517,372	3.1%

Average	456,973	253,078	795,973	33,246,931	2.4%

After a review of our historical share usage practices and our anticipated future growth, we believe that the shares that would be available under the Amended Plan if this Proposal 3 is approved would enable us to continue to grant equity awards for approximately one to two years, from the date of this proxy statement. Having this additional number of shares available is vital to our ability to attract and retain talent.

TransMedics Group, Inc. 2026 Proxy Statement	57

Proposal 3 Amendment to the TransMedics Group, Inc. Amended and Restated 2019 Stock Incentive Plan

Equity Plan Information as of March 25, 2026

The table below includes information regarding outstanding equity awards and shares available for futures awards under all currently active plans (the 2014 Stock Incentive Plan (“2014 Plan”), the 2019 Plan, and the Inducement Plan) as of March 25, 2026 (without giving effect to approval of the Amended Plan under this proposal).

Total shares available for future issuance under the 2014 Plan	0

Total shares available for future issuance under the 2019 Plan	381,838

Total shares available for future issuance under the Inducement Plan	421,009

Total shares underlying outstanding options under all plans	2,556,876

Weighted average exercise price of outstanding options under all plans	$46.35

Weighted average remaining contractual life of outstanding options under all plans	6.03

Total shares subject to outstanding, unvested shares of time-based restricted stock under all plans	1,737

Total shares subject to outstanding, unvested time-based restricted stock units under all plans	423,050

Total shares subject to outstanding earned (performance condition satisfied) and unvested restricted stock and restricted stock unit awards under all plans	0

Total shares subject to outstanding unearned (performance condition not satisfied) restricted stock and restricted stock unit awards under all plans	0

Total common shares outstanding	34,532,341

Our current shares reserved for issuance in respect of outstanding awards plus our shares available for future awards (together, our “Total Overhang”) represents approximately 11.0% of our shares of common stock outstanding as of the record date. Should shareholders approve the Amended Plan, our resulting Total Overhang will represent approximately 18.9% of our shares of common stock outstanding (based on shares outstanding as of the record date). The Board believes our Total Overhang following adoption of the Amended Plan should not be viewed as excessive by shareholders based on typical total overhang levels of companies similar in size and industry to TransMedics.

SUMMARY OF THE AMENDED PLAN

The following is a brief summary of the material terms and features of the Amended Plan. A copy of the Amended Plan is attached as Appendix A to this Proxy Statement, and we urge our shareholders to read it in its entirety. The following description of certain terms and features of the Amended Plan is qualified in its entirety by reference to the full text of the Amended Plan.

Administration

The Amended Plan will generally be administered by our compensation committee, which will have the discretionary authority to administer and interpret the plan and any award granted under it; determine eligibility for and grant awards; determine the exercise price, base value or purchase price applicable to any awards; determine, modify and waive the terms and conditions of any award; determine the form of settlement of awards; prescribe forms, rules and procedures relating to the plan and awards; and otherwise do all things necessary or desirable to carry out the purposes of the plan or any award. Our compensation committee (or our board of directors, with respect to such matters over which it retains authority) may delegate to one or more of its members (or one or more members of our board of directors) such of its duties, powers and responsibilities as it may determine and, to the extent permitted by law, may delegate certain of its duties, powers and responsibilities to officers, employees and other persons. As used in this summary, the term “Administrator” refers to our compensation committee, our board of directors or any authorized delegates, as applicable.

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Proposal 3 Amendment to the TransMedics Group, Inc. Amended and Restated 2019 Stock Incentive Plan

Eligibility

Our and our subsidiaries’ key employees, directors, consultants and advisors will be eligible to participate in the Amended Plan. Eligibility for stock options intended to be incentive stock options (“ISOs”), will be limited to our employees and those of certain of our affiliates. Eligibility for stock options other than ISOs and stock appreciation rights (“SARs”), will be limited to individuals who are providing direct services on the date of grant of the award to us or certain of our affiliates. As of March 25, 2026, we estimate that approximately 941 employees and seven directors and 8 consultants or advisors would be eligible to participate in the Amended Plan.

Authorized Shares

Subject to adjustment as described below, the number of shares of our common stock that may be issued in satisfaction of awards under the Amended Plan will be 5,390,502 shares (consisting of 2,640,502 shares subject to outstanding awards or available for future issuance under the 2019 Plan as of March 25, 2026, plus 2,750,000 shares proposed to be available for issuance under the Amended Plan), plus the number of shares underlying awards under the 2014 Plan (not to exceed 33,570 shares) that on or after the date the Amended Plan was adopted by our Board of Directors expire or are terminated, surrendered or cancelled without the delivery of shares, are forfeited to or repurchased by us, or otherwise become available again for grant. The number of shares available for issuance under the Amended Plan is referred to in this summary as the “Share Pool.” A maximum of 5,424,072 shares from the Share Pool may be issued in satisfaction of ISOs. Shares withheld in payment of the exercise or purchase price of an award or in satisfaction of tax withholding requirements, and shares covered by a SAR any portion of which is settled in stock, will reduce the Share Pool. In addition, the Share Pool will not be increased by any shares delivered under the 2019 Plan that are subsequently repurchased using proceeds directly attributable to stock option exercises. The Share Pool will not be reduced by any awards settled in cash or that expire, become unexercisable, terminate or are forfeited to or repurchased by us without the issuance of stock. Shares issued in substitution for equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition will not reduce the Share Pool.

Shares that may be issued under the Amended Plan may be authorized but unissued shares or shares acquired in an open-market transaction.

As of March 31, 2026, the closing price of our common stock was $99.41 per share.

Director Limits

The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards under the Amended Plan, for his or her services as a director during such calendar year may not exceed $750,000 (or $1,000,000 for the year in which the director is first elected or appointed to our board of directors). The Administrator may make exceptions to such limits in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the director to whom such exception applies may not participate in the decision to award compensation in excess of such limits.

Types of Awards

The Amended Plan provides for the grant of stock options, SARs, restricted and unrestricted stock and stock units, performance awards, and other awards that are convertible into or otherwise based on our common stock. Dividend equivalents may also be provided in connection with awards under the Amended Plan.

•

Stock Options and SARs. The Administrator may grant stock options, including ISOs, and SARs. A stock option is a right entitling the holder to acquire shares of our common stock upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is measured. The per share exercise price of each stock option, and the per share base value of each SAR, granted under the Amended Plan may not be less than 100% of the closing price of a share of our common stock on the date of grant (or, if no closing price is reported for that date, on the immediately preceding date on which a closing price was reported) (110% in the case of certain ISOs).

TransMedics Group, Inc. 2026 Proxy Statement	59

Proposal 3 Amendment to the TransMedics Group, Inc. Amended and Restated 2019 Stock Incentive Plan

•

Restricted and Unrestricted Stock and Stock Units. The Administrator may grant awards of stock, stock units, restricted stock and restricted stock units. A stock unit is an unfunded and unsecured promise, denominated in shares, to deliver shares or cash measured by the value of shares in the future, and a restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions. Restricted stock is stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to us if specified performance or other vesting conditions are not satisfied.

•	Performance Awards. The Administrator may grant performance awards, which are awards subject to performance vesting conditions, including the performance criteria described below.

•

Other Stock-Based Awards. The Administrator may grant other awards that are convertible into or otherwise based on shares of our common stock, subject to such terms and conditions as are determined by the Administrator.

•	Substitute Awards. The Administrator may grant substitute awards, which may have terms and conditions that are inconsistent with the terms and conditions of the Amended Plan.

Vesting; Terms and Conditions of Awards

The Administrator will determine the terms and conditions of all awards granted under the Amended Plan, including the time or times an award vests or becomes exercisable, the terms and conditions on which an option or SAR remains exercisable, and the effect of termination of a participant’s employment or service on awards; provided, however, effective for awards granted on or after January 1, 2027, no portion of any award may be scheduled to vest prior to the date that is one year following the date the award is granted, except that awards that result in the issuance (as determined in accordance with the rules set forth in Section 4(a)) of an aggregate of up to five percent (5%) of the Share Pool may be granted without regard to the minimum vesting provisions of the Amended Plan. The Administrator may at any time accelerate the vesting or exercisability of an award.

Transfer Restrictions

Except as the Administrator may otherwise determine, awards may not be transferred other than by will or by the laws of descent and distribution.

Performance Criteria

The Amended Plan provides for grants of performance awards subject to “performance criteria.” Performance criteria may be applied to a participant individually, to a business unit or division of ours or to us as a whole and may relate to any or any combination of the following or any other criterion or criteria determined by the Administrator (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or the performance of one or more companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Administrator specifies): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; shareholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or strategic business criteria, consisting of one or more objectives based on: meeting specified market penetration or value added, product development or introduction (including, without limitation, any clinical trial accomplishments, regulatory or other filings or approvals, or other product development milestones), geographic business expansion, cost targets, cost reductions or savings, customer satisfaction, operating efficiency, acquisition or retention, employee satisfaction, information technology, corporate development (including, without limitation, licenses, innovation, research or establishment of third-party collaborations), manufacturing or process development, legal compliance or risk reduction, or patent application or issuance goals. Performance criteria may also be based on individual performance and/or subjective performance criteria not listed above and may be adjusted in a manner to reflect events occurring during the performance period that affect the performance criteria.

60	TransMedics Group, Inc. 2026 Proxy Statement

Proposal 3 Amendment to the TransMedics Group, Inc. Amended and Restated 2019 Stock Incentive Plan

Effect of a Change in Control

In the event of a Change in Control (as defined in the Amended Plan), except as otherwise expressly provided in an award agreement or by the administrator, awards that are assumed, continued or substituted for by the acquiror or surviving entity (or an affiliate) will continue to vest based on the participant’s continued service over the remaining term of the service or performance period applicable to the award. With respect to any performance-based award, the Administrator will determine the extent to which the applicable performance vesting conditions have been achieved as of the consummation of the Change in Control, and such awards will be eligible to vest following the Change in Control based on continued service.

An award will be considered assumed, continued or substituted in the Change in Control only to the extent that the replacement award (1) is of the same type as the original award, or such other type of award as deemed acceptable by the Administrator as constituted immediately prior to the Change in Control; (2) has a value at least equal to the value of the original award; (3) relates to publicly traded equity securities of the acquiror or surviving entity (or an affiliate) listed on a U.S. national securities exchange, except in the case of a replacement award consisting of a deferred cash equivalent award; (4) contains terms and conditions are no less favorable than the terms and conditions of the original award, as determined by the Administrator as constituted immediately prior to the Change in Control; and (5) provides for double-trigger acceleration of vesting upon termination without cause or resignation for good reason within twenty-four months following the Change of Control.

Awards that are not assumed, continued or substituted for in connection with the Change in Control will vest in full upon the consummation of the Change in Control. The Administrator may provide for the cash payment in respect of some or all such awards (or any portion thereof) equal to the excess (if any) of the fair market value of the shares subject to the award over its aggregate exercise or base price, on such terms and conditions as the Administrator may determine.

Effect of Certain Transactions

In the event of certain other covered transactions (including a consolidation, merger or similar transaction or a dissolution or liquidation of our company) that do not constitute a Change in Control, the Administrator will determine the treatment of outstanding awards, which may include (1) the assumption, substitution or continuation of some or all awards (or any portion thereof) by the acquiror or surviving entity; (2) the acceleration of vesting of unvested awards that are not assumed, substituted or continued in connection with the transaction; or (3) the cash payment in respect of some or all awards (or any portion thereof) equal to the excess (if any) of the fair market value of the shares subject to the award over its aggregate exercise or base price, on such terms and conditions as the may Administrator determine.

Adjustment Provisions

In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be issued under the Amended Plan, the individual limits described above, the number and kind of securities subject to, and, if applicable, the exercise or purchase prices (or base values) of, outstanding awards, and any other provisions affected by such event. The Administrator may also make such adjustments to take into account other distributions to shareholders or any other event if it determines that adjustments are appropriate to avoid distortion in the operation of the Amended Plan or any award.

Clawback

The Administrator may provide that any outstanding award or the proceeds from, or other amounts received in respect of, any award or stock acquired under any award will be subject to forfeiture and disgorgement to us, with interest and related earnings, if the participant to whom the award was granted is not in compliance with the plan or the applicable award or any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment or other restrictive covenant. Each award will be subject to any of our policies or those of our subsidiaries that provides for the forfeiture, disgorgement or clawback with respect to incentive compensation that includes awards under the plan and will be subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards.

TransMedics Group, Inc. 2026 Proxy Statement	61

Proposal 3 Amendment to the TransMedics Group, Inc. Amended and Restated 2019 Stock Incentive Plan

Amendment and Termination

The Administrator may at any time amend the Amended Plan or any outstanding award and may at any time terminate the Amended Plan as to future grants. However, except as expressly provided in the Amended Plan or the applicable award, the Administrator may not alter the terms of an award so as to materially and adversely affect a participant’s rights without the participant’s consent, unless the Administrator expressly reserved the right to do so at the time the award was granted. Any amendments to the Amended Plan will be conditioned on shareholder approval to the extent required by law or applicable stock exchange requirements. No awards under the Amended Plan may be made after June 1, 2036, but previously granted awards may continue beyond that date in accordance with their terms.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE AMENDED PLAN

This following is a summary of certain U.S. federal income tax consequences associated with awards granted under the Amended Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the Amended Plan, nor does it cover state, local or non-U.S. taxes.

Stock Options (other than ISOs)

In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (an “NSO”) but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

ISOs

In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company, subject to the limitations set forth in the Code) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

SARs

The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code.

Unrestricted Stock Awards

A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code.

Restricted Stock Awards

A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess

62	TransMedics Group, Inc. 2026 Proxy Statement

Proposal 3 Amendment to the TransMedics Group, Inc. Amended and Restated 2019 Stock Incentive Plan

of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company, subject to the limitations set forth in the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the Amended Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units

The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is taxed upon vesting (and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

NEW PLAN BENEFITS

No awards under the Amended Plan have been granted to date. Because future awards under the Amended Plan will be granted in the discretion of the Administrator, the type, number, recipients, and other terms of such awards cannot be determined at this time. The following table sets forth the awards that were granted to our named executive officers, our executive officers as a group, our non-employee directors as a group, and our other employees (who are not executive officers) as a group under the 2019 Plan for the fiscal year ended December 31, 2025.

Name and Position	Number of Shares Subject to Options	Number of Shares Subject to RSUs

Waleed H. Hassanein, M.D.	90,185	59,781

Gerardo Hernandez	5,299	3,521

Tamer Khayal, M.D.	26,499	17,606

Nicholas Corcoran	19,079	12,676

Anil Ranganath	8,479	5,634

Executive Officer Group	149,541	99,218

Non-Employee Director Group	—	14,938

Non-Executive Officer Employee Group	100,737	207,494

TransMedics Group, Inc. 2026 Proxy Statement	63

Proposal 4

Ratification of the Appointment of Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee of our Board has selected the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, and our Board is asking shareholders (on a non-binding advisory basis) to ratify that appointment. We are not required to have the shareholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the appointment, the Audit Committee will reconsider the retention of PricewaterhouseCoopers LLP, but ultimately may decide to retain PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

Before selecting PricewaterhouseCoopers LLP, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, including the firm’s efficiency, integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PricewaterhouseCoopers LLP in all of these respects.

PricewaterhouseCoopers LLP served as independent registered public accounting firm for the Company with respect to the audit of the Company’s consolidated financial statements for 2025 and has been engaged by the Company’s Audit Committee to serve as independent registered public accounting firm for the Company with respect to the audit of the Company’s consolidated financial statements for 2026. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees and Services

Audit and other fees billed to us by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2025 and December 31, 2024 are as follows:

	2025	2024

Audit Fees	$2,270,000	$2,280,000

Audit-Related Fees	415,000	—

Tax Fees	—	—

All Other Fees	2,125	2,125

Total	$2,687,125	$2,282,125

Audit Fees. Audit fees consist of fees billed for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements, the review of interim financial statements and related services that are normally provided in connection with registration statements. Audit fees for 2025 include fees for professional services rendered in connection with an audit of our 2025 financial statements. Audit fees for 2024 include fees for professional services rendered in connection with an audit of our 2024 financial statements.

64	TransMedics Group, Inc. 2026 Proxy Statement

Proposal 4 Ratification of the Appointment of Independent Registered Public Accounting Firm

Audit-Related Fees. Audit-related fees may consist of fees billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. There were no such fees incurred in 2024.

Tax Fees. Tax fees may consist of fees for professional services, including tax consulting and compliance performed by an independent registered public accounting firm. There were no such fees incurred in 2025 or 2024.

All Other Fees. All other fees consist of fees related to a subscription to online research and disclosure software.

Pre-Approval by Audit Committee of Principal Accountant Services.

The Audit Committee of our Board (or a member of the Audit Committee acting under authority delegated to him or her by the Audit Committee) approves in advance all services proposed to be performed for the Company or its subsidiaries by any independent registered public accounting firm that performs (or proposes to perform) audit, review or attest services for the Company or its subsidiaries. Under these Exchange Act rules, the requirement for advance Audit Committee approval of services (other than audit, review or attest services) is waived if they were not recognized to be non-audit services at the time that the independent registered public accounting firm was engaged to provide those services, and certain other conditions are satisfied. None of the fees for professional services rendered in connection with our registration statement on Form S-3, and amendments thereto, that were covered by the fees described above were performed without the prior approval of the Audit Committee (or the prior approval of a member of the Audit Committee acting under delegated authority) in reliance upon this waiver provision of the Exchange Act rules.

Required Vote of Shareholders

The affirmative vote of a majority of the votes cast by holders of shares of common stock who are present by remote communication or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to ratify the appointment of PricewaterhouseCoopers LLP.

Our Board recommends that you vote FOR the proposal to ratify PricewaterhouseCoopers LLP as the Company’s registered independent public accounting firm for 2026 (Proposal 4).

TransMedics Group, Inc. 2026 Proxy Statement	65

Shareholder Proposals for 2027 Annual Meeting

Requirements for Shareholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year’s proxy statement, shareholder proposals pursuant to Rule 14a-8 under the Exchange Act must be received by our Corporate Secretary, at TransMedics Group, Inc., 200 Minuteman Road, Suite 302, Andover, MA 01810 no later than December 11, 2026, which is 120 days prior to April 10, 2027.

Requirements for Shareholder Proposals or Director Nominations to be Brought Before an Annual Meeting. Our Bylaws provide that, for shareholder nominations to our Board or other proposals to be considered at an annual meeting, the shareholder must have given timely notice thereof in writing to the Corporate Secretary, at TransMedics Group, Inc., 200 Minuteman Road, Suite 302, Andover, MA 01810. To be timely for the 2027 annual meeting, the shareholder’s notice must be delivered to or mailed and received by us not before January 20, 2027 or after February 19, 2027, which is not more than one hundred twenty (120) days, and not less than ninety (90) days before the anniversary date of the preceding annual meeting, except that if the 2027 annual meeting of shareholders is more than thirty (30) days before or after the anniversary date of the previous year’s annual meeting, we must receive the notice not later than sixty (60) days prior to the 2027 annual meeting date. Such notice must provide the information required by our Bylaws with respect to each matter the shareholder proposes to bring before the 2027 annual meeting. Additionally, any shareholder that intends to solicit proxies in support of a director nominee other than our Board’s nominees also must comply with Rule 14a-19 under the Exchange Act.

Annual Report

Upon written request, the Company will provide without charge to each shareholder who does not otherwise receive a copy of the Company’s annual report to shareholders a copy of the Company’s Annual Report on Form 10-K which was required to be filed with the SEC for the fiscal year ended December 31, 2025. Please address all requests to:

Matthew Forsyth, Corporate Secretary

TransMedics Group, Inc.

200 Minuteman Road, Suite 302

Andover, MA 01810

66	TransMedics Group, Inc. 2026 Proxy Statement

Householding of Proxy Materials

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single notice or, if applicable, a single set of our proxy materials to any household at which two or more of our shareholders reside, if we or your broker believe that the shareholders are members of the same family, unless we have received contrary instructions from one or more of the shareholders. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our notices, annual reports, proxy statements and information statements.

We will undertake to deliver promptly, upon written or oral request, a separate copy to a shareholder at a shared address to which a single copy of the notice or proxy materials was delivered. You may make a written or oral request by sending a notification to our Corporate Secretary at the address above, providing your name, your shared address, and the address to which we should direct the additional copy of the notice or proxy materials. Multiple shareholders sharing an address who have received one copy of a mailing and would prefer us to mail each shareholder a separate copy of future mailings should contact us at our principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made through our principal executive offices. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

TransMedics Group, Inc. 2026 Proxy Statement	67

APPENDIX A

TRANSMEDICS GROUP, INC.

AMENDMENT NO. 1 TO

AMENDED AND RESTATED 2019

STOCK INCENTIVE PLAN

WHEREAS, the Board and the shareholders of TransMedics Group, Inc. (the “Company”) approved and adopted the TransMedics Group, Inc. 2019 Stock Incentive Plan, as may be amended from time to time (the “Plan”), in 2019; and

WHEREAS, the Board and the shareholders of the Company have determined that it is in the best interest of the Company and its shareholders to amend the Plan as set forth in this Amendment No. 1 to Amended And Restated 2019 Stock Incentive Plan (this “Amendment”).

NOW, THEREFORE, the Plan is amended as follows:

1.	Amendment to the Plan.

(a) Amendment to Share Reserve. The first two sentences of Section 4(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“Number of Shares. Subject to adjustment as provided in Section 7(b), the number of shares of Stock that may be issued in satisfaction of Awards under the Plan is (i) 5,390,502 shares of Stock (inclusive of 2,640,502 shares of Stock subject to Awards outstanding under the Plan as of March 25, 2026), plus (ii) the number of shares of Stock underlying awards under the Prior Plan (which will not exceed 33,570 shares) that on or after June 1, 2026 expire or are terminated, surrendered or cancelled without the delivery of shares of Stock, are forfeited to, or repurchased by, the Company, or otherwise become available again for grant under the Prior Plan, in each case, in accordance with its terms (collectively, the “Share Pool”). Up to 5,424,072 of the shares of Stock from the Share Pool may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be granted under the Plan.”

(b) Amendment to Term. Section 6(a)(2) of the Plan is hereby amended and restated in its entirety to read as follows:

“Term of Plan. No Awards may be made after June 1, 2036, but previously granted Awards may continue beyond that date in accordance with their terms.”

(c) Amendment to Vesting. The first sentence of Section 6(a)(4) of the Plan is hereby amended and restated in its entirety to read as follows:

“Vesting; Exercisability. The Administrator will determine the time or times at which an Award vests or becomes exercisable and the terms and conditions on which a Stock Option or SAR remains exercisable; provided, however, effective for Awards granted on or after January 1, 2027, no portion of any Award may be scheduled to vest prior to the date that is one year following the date the Award is granted, except that Awards that result in the issuance (as determined in accordance with the rules set forth in Section 4(a)) of an aggregate of up to five percent (5%) of the Share Pool may be granted without regard to the minimum vesting provisions of this Section 6(a)(4).”

(d) Amendment to Covered Transaction Provisions. Section 7(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“Except as otherwise expressly provided in an Award agreement or by the Administrator, the following provisions will apply in the event of a Covered Transaction:

(1) Provisions that Apply in the Event of a Covered Transaction that Constitutes a Change in Control.

68	TransMedics Group, Inc. 2026 Proxy Statement

APPENDIX A

(A) Assumption or Substitution. Upon the consummation of a Covered Transaction that constitutes a Change in Control, this Section 7(a)(1)(A) shall apply to the extent that then outstanding Awards (“Replaced Awards”) are assumed, continued or substituted (“Replacement Award”) by the acquiror or survivor or an affiliate of the acquiror or survivor under such Covered Transaction in accordance with the terms of this Section 7(a)(1)(A). With respect to each Replaced Award (or portion thereof) that is outstanding and unvested as of the consummation of the Covered Transaction that is eligible to vest based on performance, the Administrator will determine the extent to which the applicable performance vesting conditions have been achieved as of the consummation of the Covered Transaction (or the end of the applicable performance period, if earlier) and the Replaced Award (or portion thereof), to the extent earned based on performance, will thereafter be eligible to vest solely based on continued Employment over the remaining term of the applicable service or performance period, as applicable. Each unvested Replaced Award that is outstanding as of the consummation of the Covered Transaction that is eligible to vest solely based on continued Employment will vest based on continued Employment over the applicable service or performance period. In order for a Replaced Award to be treated as having been assumed, continued or substituted under this Section 7(a)(1)(A), the Replacement Award shall reflect the following provisions and shall meet the following conditions: (i) it is of the same type as the Replaced Award (or, if it is of a different type as the Replaced Award (such as a deferred cash equivalent award), the Administrator, as constituted immediately prior to the Covered Transaction, finds such type acceptable); (ii) it has a value at least equal to the value of the Replaced Award; (iii) it relates to publicly traded equity securities listed on a U.S. national securities exchange of the acquiror or survivor or an affiliate of the acquiror or survivor in the Covered Transaction, except in the case of a Replacement Award granted in the form of a deferred cash equivalent award; (iv) its terms and conditions are not less favorable than the terms and conditions of the Replaced Award, as determined by the Administrator, as constituted immediately prior to the Covered Transaction, in its sole discretion; and (v) it provides that upon the termination of Employment by the Company other than for Cause of a holder of the Replacement Award, or if the holder of the Replacement Award is entitled to severance benefits upon a resignation for “good reason” (or any similar or corollary term), in either case, within twenty-four (24) months following the consummation of the Covered Transaction, such Replacement Award shall immediately vest and, in the case of a Replacement Award that is not in the form of a stock option or stock appreciation right, shall be settled within thirty (30) days of such termination of Employment and, in the case of a Replacement Award that is in the form of a stock option or stock appreciation right, shall remain exercisable for the remaining term of such Replacement Award. Notwithstanding the foregoing, with respect to any Replaced Award that is considered deferred compensation subject to Section 409A, settlement of such Replacement Award shall be made pursuant to the schedule applicable to the Replaced Award if necessary to comply with Section 409A.

(B) Acceleration of Certain Awards that are Not Replacement Awards. Each Award that is outstanding and unvested as of immediately prior to the consummation of a Covered Transaction that constitutes a Change in Control that is not assumed, continued or substituted for in a manner that complies with Section 7(a)(1)(A) above will immediately vest in full (for performance awards, based on the satisfaction of applicable performance vesting conditions, determined as described in Section 7(a)(1)(A) above) upon the consummation of the Covered Transaction on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following the exercise of the Award or the issuance of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(C) Cash-Out of Awards. Subject to Section 7(a)(1)(E), in connection with a Covered Transaction that constitutes a Change in Control the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof (including only the vested portion thereof) that are not assumed, continued or substituted for as described in Section 7(a)(1)(A) above, equal in the case of each applicable Award or portion thereof to the excess, if any, of (i) the Fair Market Value of a share of Stock multiplied by the number of shares of Stock subject to the Award or such portion, minus (ii) the aggregate exercise or purchase price, if any, of such Award or portion (or, in the case of a SAR, the aggregate base value above which appreciation is measured), in each case, on such payment and other terms and subject to such conditions (which need not be the same as the terms and conditions applicable to holders of Stock generally ) as the Administrator determines, including that any amounts paid in respect of such Award in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate. For the avoidance of doubt, if the per share exercise or purchase price (or base value) of an Award or portion thereof is equal to or greater than the Fair Market Value of one share of Stock, such Award or portion may be cancelled with no payment due hereunder or otherwise in respect thereof.

TransMedics Group, Inc. 2026 Proxy Statement	69

APPENDIX A

(D) Termination of Awards upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon the consummation of the Covered Transaction that constitutes a Change in Control, other than (i) any Award that is assumed, continued or substituted for pursuant to Section 7(a)(1)(A) and (ii) any Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.

(E) Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(1) with respect to an Award may, in the discretion of the Administrator, contain such limitations or restrictions, if any, as the Administrator deems appropriate, including to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(1)(C) or an acceleration under Section 7(a)(1)(B) will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(2) Provisions that Apply in the Event of a Covered Transaction that Does Not Constitute a Change in Control. Upon the consummation of a Covered Transaction that does not constitute a Change of Control, the Administrator will determine the treatment of each Award (or portion thereof) that is outstanding as of the consummation of the Covered Transaction, which may include, but is not limited to: (i) the assumption or continuation of some or all outstanding Awards or any portion thereof, or the grant of new awards in substitution therefor by any acquiror or survivor or affiliate of the acquiror or survivor, to the extent applicable, in the Covered Transaction; (ii) that each unvested Award or portion thereof that is outstanding as of the consummation of a Covered Transaction that is not so assumed, continued or substituted for will immediately vest in full upon the consummation of the Covered Transaction; or (iii) a cash-out with respect to some or all Awards or portions thereof (including only the vested portion thereof) that are not so assumed, continued or substituted for, equal in the case of each applicable Award or portion thereof to the excess, if any, of (A) the fair market value of a share of Stock multiplied by the number of shares of Stock subject to the Award or such portion, minus (B) the aggregate exercise or purchase price, if any, of such Award or such portion (or, in the case of a SAR, the aggregate base value above which appreciation is measured), in each case, on such payment and other terms and subject to such conditions (which need not be the same as the terms and conditions applicable to holders of Stock generally) as the Administrator determines, including that any amounts paid in respect of such Award in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate (provided, for the avoidance of doubt, that such Award or portion may be cancelled with no payment due hereunder or otherwise in respect thereof if the per share exercise or purchase price (or base value) of an Award or portion thereof is equal to or greater than the fair market value of a share of Stock).

(3) Uniform Treatment. For the avoidance of doubt, the Administrator need not treat Participants or Awards (or portions thereof) in a uniform matter, and may treat different Participants and/or Awards differently, in connection with a Covered Transaction.”

(e) Amendment to Change in Control Definition. Section 2 of the definition of Change in Control is hereby amended and restated in its entirety to read as follows:

“such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on June 1, 2026 or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or”

70	TransMedics Group, Inc. 2026 Proxy Statement

APPENDIX A

2.	Miscellaneous.

(a) Effect. Except as amended hereby, the Plan shall remain in full force and effect.

(b) Defined Terms. All capitalized terms used but not specifically defined herein shall have the same meanings given such terms in the Plan unless the context clearly indicates or dictates a contrary meaning.

Adopted by Board of Directors: [  ], 2026

Approved by Shareholders: [  ], 2026

TransMedics Group, Inc. 2026 Proxy Statement	71

TransMedics®

200 Minuteman Road
Andover, MA 01810

TRANSMEDICS GROUP, INC. 200 MINUTEMAN ROAD, SUITE 302 ANDOVER, MA 01810 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 19, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TMDX2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 19, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS V94186-P45932 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TRANSMEDICS GROUP, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 1a. Waleed H. Hassanein, M.D. 1b. James R. Tobin 1c. Edward M. Basile 1d. Thomas J. Gunderson 1e. Edwin M. Kania, Jr. 1f. Stephanie Lovell 1g. Merilee Raines 1h. David Weill, M.D. For Against Abstain The Board of Directors recommends you vote FOR the following proposals: 2. To approve, on a non-binding advisory basis, the compensation paid to TransMedics’ named executive officers. 3. To approve an amendment to the TransMedics Group, Inc. Amended and Restated 2019 Stock Incentive Plan to increase the maximum aggregate number of shares of common stock that may be issued pursuant to awards granted under the TransMedics Group, Inc. Amended and Restated 2019 Stock Incentive Plan by 2,750,000 shares and make certain other changes as set forth in the proxy statement. 4. To ratify the appointment of PricewaterhouseCoopers LLP as TransMedics Group, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2026. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. V94187-P45932 TRANSMEDICS GROUP, INC. Annual Meeting of Shareholders May 20, 2026 8:00 A.M. Eastern Time This proxy is solicited by the Board of Directors The shareholder hereby appoints Waleed H. Hassanein, M.D. and Gerardo Hernandez, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TRANSMEDICS GROUP, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M., Eastern Time on May 20, 2026, at www.virtualshareholdermeeting.com/TMDX2026 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side